      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1998
                                REGISTRATION NO.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           VENTURI TECHNOLOGIES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

NEVADA                                              7217                              86-0853635
(State or Other Jurisdiction          (Primary Standard Industrial      (I.R.S. Employer Identification No.)
of Incorporation or Organization)      Classification Code Number)

                                1327 NORTH STATE
                                OREM, UTAH 84057
                                 (801) 235-9552
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                               MR. GAYLORD KARREN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                1327 NORTH STATE
                                OREM, UTAH 84057
                                 (801) 235-9552
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

                             RANDY K. JOHNSON, ESQ.
                             MACKEY PRICE & WILLIAMS
                        170 SOUTH MAIN STREET, SUITE 900
                          SALT LAKE CITY, UT 84101-1655
                                 (801) 575-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS      AMOUNT TO BE    PROPOSED MAXIMUM      PROPOSED         REGISTRATION
OF SECURITIES TO         REGISTERED      OFFERING PRICE        AGGREGATE        FEE
BE REGISTERED                            PER SHARE             OFFERING

Common Stock.......       1,954,862       $3.125                $6,108,943.75    $1,799.50
                          =========       =======               =============    =========

  (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C promulgated under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           VENTURI TECHNOLOGIES, INC.

                              CROSS REFERENCE SHEET

ITEM NUMBER AND CAPTION                                    PROSPECTUS HEADING
-----------------------                                    ------------------

1.   Front of Registration Statement and                   Forepart of Registration Statement and
     Outside Front Cover of Prospectus                     Prospectus Cover Page
2.   Inside Front and Outside Back Cover Pages             Inside Front and Outside Back Cover Pages of
                                                           Prospectus
3.   Summary Information and Risk Factors                  Prospectus Summary and Risk Factors
4.   Use of Proceeds                                       Use of Proceeds
5.   Determination of Offering Price                       Risk Factors and Plan of Distribution
6.   Dilution                                              Dilution
7.   Selling Security Holders                              Converting Stockholders
8.   Plan of Distribution                                  Plan of Distribution
9.   Legal Proceedings                                     Legal Proceedings
10.  Directors, Executive Officers, Promoters
     and Control Persons                                   Management and Principal Stockholders
11.  Security Ownership of Certain Beneficial
     Owners and Management                                 Management and Principal Stockholders
12.  Description of Securities to be Registered            Description of Securities
13.  Interest of Named Experts and Counsel                 Not Applicable
14.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities
15.  Organization Within Last Five Years                   Venturi's Business
16.  Description of Business                               Venturi's Business
17.  Management's Discussion and Analysis                  Management's Discussion and Analysis
18.  Description of Property                               Venturi's Business
19.  Certain Relationships and Related                     Certain Relationships and Related
     Transactions                                          Transactions
20.  Market for Common Stock
21.  Executive Compensation                                Executive Compensation
22.  Financial Statements                                  Financial Statements
23.  Changes In and Disagreements With
     Accountants on Accounting and Financial
     Disclosure                                            Not Applicable

INFORMATION IN THIS PROSPECTUS MAY BE CHANGED OR AMENDED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION
DATED JULY 31, 1998

                        1,954,862 SHARES OF COMMON STOCK

                           VENTURI TECHNOLOGIES, INC.
          a corporation providing carpet cleaning and flood restoration services using proprietary technology

                          Logo/registered mark/picture

Of the 1,954,862 shares of Common Stock, par value .001 per share, of Venturi Technologies, Inc., 32,000 shares are being offered by Venturi Technologies, Inc., and 1,922,862 shares are being registered for distribution to certain stockholders (the "Converting Stockholders") in exchange for conversion of their preferred stock. See "Principal and Converting Stockholders." See "Description of Securities." There will be no proceeds to Venturi or the Converting Stockholders from the issuance of the shares of Common Stock to the Converting Stockholders.

The shares are being offered on a best efforts basis by Venturi's officers and directors (who will not be paid for such services). Venturi reserves the right to use selling agents. Persons who wish to purchase Common Stock in this offering must submit a check for the required payment to Venturi. See "Plan of Distribution."

The Common Stock is quoted on the NASDAQ OTC Bulletin Board under the trading symbol "VTIX". On July 23, 1998, the last sale price per share of the Common Stock as reported on the Bulletin Board was $3.125. See "Price Range for Common Stock." The public offering price is based upon the quoted price of the Common Stock as of a date not more than five (5) days prior to commencement of this offering.

There has not been an active market for the Common Stock prior to this offering, and there can be no assurance that an active market will develop by reason of this offering. See "Risk Factors."

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE OFFERING PRICE. SEE "RISK FACTORS" AND "DILUTION." THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      PRICE TO        DISCOUNTS      PROCEEDS TO
                      PUBLIC (1)                     COMPANY (2)

Per Share.......          $              $-0-               $
                          -              ----               -

Total ..........          $              $-0-               $
                          =              ====               =

This offering will terminate not later than October 1, 1998 (the "Termination Date"), except that Venturi may extend the offering period for an additional period not to exceed 90 days.

                  THE DATE OF THIS PROSPECTUS IS JULY 31, 1998

                             Footnotes to Cover Page

(1) Common Stock is being offered for sale at $__________ per share. Payment in full for the shares is due upon subscription. See "Common Stock Purchase Information" and "Plan of Distribution."

(2) Proceeds to Venturi are calculated on the assumption that all Common Stock offered hereby will be sold, and before the deduction of expenses in connection with this offering and payable by Venturi, which are estimated to be $100,000.00, and include filing, legal, accounting, printing and other miscellaneous fees.

(INSIDE FRONT COVER)

(Appearing on the inside front cover of the Prospectus will be a montage of color pictures of Venturi's trucks and/or cleaning personnel.)

                               PROSPECTUS SUMMARY

This Prospectus contains forward-looking statements which involve risks and uncertainties. Venturi's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following information is selective and qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. This summary of certain provisions of the Prospectus is intended only for convenient reference and is not complete. The entire Prospectus should be read and carefully considered by prospective investors before making a decision to purchase Common Stock.

                        COMMON STOCK PURCHASE INFORMATION

Those wishing to purchase shares of Common Stock should make checks payable to Venturi Technologies, Inc., and mail them to Venturi's executive office: 1327 North State, Orem, Utah 84057, Attn: Joe Fox, Shareholder Relations Coordinator, telephone (801) 235-9552 and facsimile (801) 235-1731.

VENTURI Venturi Technologies, Inc. is a Nevada corporation, incorporated on January 30, 1997. Venturi provides carpet cleaning and fire and flood restoration services using proprietary technology known as VenturiClean(TM). Venturi presently operates in Texas and Utah. Venturi plans to expand its operations to other states through acquisitions, until VenturiClean(TM) is in use throughout the United States.

CAPITAL Venturi is authorized to issue 20,000,000 shares of $.001 par value Common Stock, and 5,000,000 shares of $.001 par value Preferred Stock. As of June 30, 1998 there were 4,752,804 shares of Common Stock outstanding, and 697,272 shares of Preferred Stock outstanding.

OFFICES Venturi's principal executive offices are located at 1327 North State, Orem, Utah 84057; and its telephone number is (801) 235-9552.

RISK FACTORS   An investment in the Common Stock involves a high degree of risk.
               Venturi cannot guarantee that it will have substantial sales or revenues or that it will be able to sell its services at a profit. See the "Risk Factors" section which begins on page 2.

THE OFFERING   32,000 (subject to change) shares of Common Stock are being offered by Venturi

               Price per share: $

               4,752,804 shares of Common Stock were outstanding as of June 30, 1998

               6,707,666 shares of Common Stock will be outstanding if all shares offered are converted and sold

CONVERTING     Venturi is also issuing 1,922,862 shares of Common Stock to
STOCKHOLDERS   certain Preferred Stockholders in exchange for surrender and cancellation of their Preferred Stock

USE OF PROCEEDS   Venturi will use the proceeds of the Offering to pay the
                  expenses of the Offering and if any proceeds remain, to provide working capital for general corporate purposes.

                          SUMMARY FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

The information set forth below has been selected from Venturi's Financial Statements, and is not complete. This information should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                 YEAR ENDED DECEMBER 31,     SIX MONTHS ENDED
                                     1996       1997       (Unaudited)  June 30
                                     ----       ----       --------------------
                                                              1997       1998
                                                              ----       ----

STATEMENT OF INCOME DATA:

Revenues                           $ 1,998    $ 2,161       $ 1,080    $ 2,202
Income (Loss) from operations       (1,211)    (3,162)          212     (1,198)
Net income (Loss)                   (1,148)    (3,162)       (1,581)    (1,198)

Net income per Share                  (.49)      (.79)         (.40)      (.25)
Weighted average number of
Shares outstanding                   2,342      4,069         3,929      4,753


                                     DECEMBER 31,                JUNE 30,
                                  1996         1997         1997         1998
                                        Actual              Actual (Unaudited)
                                        ------              ------------------

(Unaudited)
-----------
BALANCE SHEET DATA:

Total assets                     $   973      $   995      $   998      $ 1,874

Long-term debt                     1,241        1,284          925        1,604
Stockholders' equity                (731)      (1,156)      (1,088)        (341)


                                  RISK FACTORS

An investment in Venturi Common Stock involves a high degree of risk and is not an appropriate investment for persons who cannot afford to lose their entire investment. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing any of the Common Stock.

PROJECTIONS        This Prospectus contains information, such as projections, future expectations and other "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933. This information and statements represent Venturi's objectives, expectations or beliefs. Generally, you can identify such statements by use of the words may, will, expect, believe, anticipate, intend, estimate, continue or similar phrases. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.

LIMITED OPERATING  Venturi has a limited operating history upon which to
HISTORY base an evaluation of its prospects. Venturi's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development. These risks include inability to sustain profit margins, to achieve expected growth levels, to attract sufficient capital for acquisitions and equipment purchases, and lack of experience in managing growth.

ACCUMULATED        Venturi has operated at a loss since its formation. As of
LOSSES             December 31, 1997, Venturi had an accumulated deficit of
                   $4,801,971. Venturi incurred a net loss of approximately
                   $3,162,453 and had negative cash flows from operations during the year ended December 31, 1997. These results raise substantial doubt as to Venturi's ability to continue in existence. Management's plans in regard to these matters are described in "Management's Discussion and Analysis."

RISKS ASSOCIATED   Because Venturi has been in existence for a short period of
WITH IMPLEMENTING time, it is difficult to accurately forecast its revenues. VENTURI'S BUSINESS Venturi's current and estimated future expense levels are
STRATEGY           based largely on its estimates of future revenues. If
                   revenues are not as anticipated, Venturi may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall in revenues in relation to Venturi's planned expenditures could have an immediate adverse effect on its business, prospects, financial condition and results of operations. Implementation of Venturi's business strategy is subject to risks and uncertainties, some of which Venturi can control and others of which it cannot control. In addition, certain elements of Venturi's business strategy, notably acquisition of local carpet cleaning companies, could result in significant expenditures of cash and management resources. Finally, implementation of Venturi's business strategy is subject to risks associated with market and competitive conditions.

RISKS ASSOCIATED   Venturi has completed a number of acquisitions since 1995,
WITH ACQUISITIONS  and expects to pursue additional acquisitions in the future as a key component of its business strategy. Venturi cannot guarantee that attractive acquisition opportunities will be available or that it will be able to consummate or obtain the financing to consummate any future acquisitions. Venturi also cannot guarantee that any acquisitions which are consummated will prove to be successful. Acquisitions involve many risks, including the risk that the acquired business will not perform in accordance with expectations, difficulties in integrating the operations of the acquired business with Venturi's business, the diversion of management's attention from other aspects of Venturi's business, the risks associated with entering geographic markets in which Venturi has limited or no direct prior experience and the potential loss of key employees of the acquired business. The acquisition of another business can also subject Venturi to liabilities and claims arising out of such business. In addition, future acquisitions would likely require additional financing, which could result in an increase in Venturi's debt or the issuance of additional capital stock which could dilute the holdings of other stockholders.

DEPENDENCE UPON    Venturi's success is heavily dependent upon the continued
KEY PERSONNEL      active participation of its current executive officers, key employees and consultants, particularly Gaylord Karren and John Hopkins. Loss of the services of one of these executives, employees or consultants could have a material adverse effect upon the development of Venturi's business.
                   Venturi has no employment agreement with Mr. Karren or Mr.
                   Hopkins; however it does maintain "key man" life insurance on their lives. Venturi does not have employment contracts with or life insurance on any other officers or employees. Venturi cannot guarantee that it will be able to recruit or retain other qualified personnel should this become necessary.
                   Venturi's failure to retain and attract the necessary technical, managerial, marketing and customer service personnel could have a material adverse effect on Venturi's business, prospects, financial condition and results of operations. See "Management."

COMPETITION        Some of Venturi's current and potential competitors have
                   longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources. In responding to changes in the competitive environment, Venturi may make decisions or acquisitions that could have a material adverse effect on its business, prospects, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on Venturi. See "Description of Business-Competition."

RELIANCE ON THIRD  Venturi relies upon third parties to manufacture certain
PARTIES FOR        equipment used in its business. If any one of the
EQUIPMENT          manufacturers was unable or unwilling to continue
                   manufacturing and selling the necessary equipment, Venturi's business, results of operations and financial condition would be materially adversely affected. Venturi does not maintain business interruption insurance.

MANAGEMENT OF
POTENTIAL GROWTH   Venturi has expanded its operations very quickly, and expects that further expansion will be required to exploit the potential for growth and consolidation in the carpet cleaning industry. This expansion has placed, and will continue to place, a significant strain on Venturi's management, operations and financial resources. To manage its expected growth, Venturi must improve existing, and implement new, transaction-processing, operational and financial systems, procedures and controls, and expand, train and manage its already growing employee base. Venturi also may be required to expand its finance, administrative and operations staff.
                   Venturi cannot guarantee that its current and planned personnel, systems, procedures and controls will be adequate to support future operations, or that management will be able to successfully identify, manage and exploit existing and potential market opportunities. If Venturi cannot manage growth effectively, its business, prospects, financial condition and results and operations would be hurt. See
                   "Management's Discussion and Analysis."

LIMITED PROTECTION Venturi regards its service mark and related technology as
OF INTELLECTUAL    proprietary and relies on a combination of copyright,
PROPERTY AND       trademark, trade secret and confidential information laws as
PROPRIETARY RIGHTS well as employee and third-party nondisclosure agreements to protect its proprietary rights. Venturi has applied for patents covering certain aspects of the design of its cleaning equipment and the solutions used. Venturi has received a notice of allowance of patent with respect to one application; the other remains pending. Venturi cannot guarantee that any additional patents will actually be issued, or that Venturi will become entitled to the protections afforded by the federal patent laws. Venturi also cannot guarantee that these protections will be adequate to protect against technologies that are equivalent or superior to its technologies. Venturi cannot guarantee that its competitors or others will not develop superior technologies to which Venturi would not have access.

DEPENDENCE ON      Venturi's success will depend in part on its ability to
TRADEMARKS,        obtain and preserve its patents and trademarks and to operate
PATENTS AND        without infringing the proprietary rights of third parties.
PROPRIETARY        Venturi cannot guarantee that its patent and trademark
RIGHTS; NO         applications will provide a competitive advantage or afford
ASSURANCE OF       protection against competitors with processes or services
ENFORCEABILITY     similar to those offered by Venturi. Venturi cannot guarantee that its competitors will not circumvent, or challenge the validity of those patents and trademarks. In addition, in the event that another party infringes Venturi's patents or trademarks, the enforcement of such rights is optional and can be a lengthy and costly process, with no guarantee of success. Finally, although to date no claims have been brought against Venturi alleging that its patents, trademarks or other proprietary information infringes intellectual property rights of others, there is no guarantee that such claims will not be brought in the future or that any such claims would not be successful. If such a claim were successful, Venturi's business could be materially adversely affected. In addition to any potential monetary liability for damages, Venturi could be required to obtain a license to use the trademarks or technology found to be infringing or could be enjoined from utilizing its trademarks and technology if such a license were not made available on acceptable terms.
                   See "Business--Raw Materials; Patents; Licenses; Trademarks and Service Marks."

LACK OF CLINICAL   There are no long term studies of the health or other effects
STUDIES            of sustained exposure to carpet or other materials treated with the cleaning and other solutions used by Venturi.
                   Venturi depends upon consumers' perception of the safety and quality of its services and processes. Although Venturi does not believe its cleaning and other solutions pose any potential health hazards, if this belief is mistaken, Venturi could face possible liability for any damage or injury caused to individuals exposed to its cleaning and other solutions.
                   Such potential liability and any adverse harmful effects would have a severely adverse impact on Venturi. Venturi does not maintain products liability insurance.

NO DIVIDENDS ON    Venturi has never paid any dividends on its Common Stock and,
COMMON STOCK       because of its present financial condition and cash flow
ANTICIPATED        requirements, does not expect to pay any dividends on its
                   Common Stock in the foreseeable future. Therefore, potential purchasers should not buy the Common Stock if they expect to receive dividend payments. See "Dividend Policy."

SHARES AVAILABLE   Sales of substantial numbers of shares of Common Stock in the
FOR RESALE         public market following this Offering could adversely affect the market price
                   of the Common Stock prevailing from time to time. Upon completion of this Offering, and assuming that all shares offered hereby have been sold or converted, Venturi will have 6,707,666 shares of Common Stock outstanding. 2,026,000 shares of the Common Stock outstanding (including all of the Common Stock sold in this offering) will be freely transferable without restriction or further registration under the Securities Act. Venturi cannot estimate when or how many shares of Common Stock may be sold by existing stockholders because such sales will depend upon the market price for the Common Stock, the personal circumstances of the seller and other factors. The future sales of Common Stock or the availability of such shares of Common Stock for sale may have an adverse effect on the market price of the Common
                   Stock prevailing from time to time. If future sales did adversely affect the market price of the Common Stock, Venturi's ability to raise additional funds through an equity offering at such time could be adversely affected. See
                   "Principal Stockholders" and "Shares Eligible for Future
                   Sale."

DILUTION Present stockholders acquired their shares of Common Stock at an average cost of approximately $.31 per share, an amount substantially less than the assumed public offering price of $3.125 per share. As of June 30, 1998 Venturi's net tangible book value, without giving effect to any outstanding warrants or options, was ($341,197) or ($.07) per share and will remain effectively the same ($341,197), or ($.07) per share if all the shares of Common Stock offered by Venturi are sold. The result will be an immediate and substantial dilution of the net tangible book value of the shares of Common Stock acquired by the public investors of $3.20 (102%) per share if all shares of Common Stock offered hereby are sold. Public investors therefore will bear most of the risk of loss, while control of Venturi will remain in the hands of the present management and stockholders. See "Dilution."

INDEMNIFICATION OF Venturi's Articles of Incorporation and Bylaws require or
OFFICERS AND       permit it to indemnify and hold harmless its directors and
DIRECTORS          officers from and against and in respect of certain losses, damages, deficiencies, expenses or costs which may be incurred or suffered by such directors and officers as a result of their serving in such capacities with Venturi. See
                   "Certain Provisions of Nevada Law and of Venturi's Articles of Incorporation and Bylaws."

ABSENCE OF ACTIVE  Prior to this Offering, there has been no active market for
MARKET; POSSIBLE   the Common Stock, although the Common Stock is quoted on the
                   OTC Bulletin Board. Venturi cannot guarantee that an active trading market for the

VOLATILITY OF PRICE
OF COMMON STOCK    Common Stock will develop. The trading price of Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in anticipated or actual results of operations and market conditions.

RISK OF LOW-PRICE  Since Venturi's securities are not quoted on the NASDAQ
STOCKS SmallCap Market, they could become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). That Rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell the Common Stock.

                   Securities and Exchange Commission regulations define a "penny stock" to be any non-NASDAQ equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                   The foregoing required penny stock restrictions will not apply to Venturi's securities if they are included on the NASDAQ SmallCap Market and have certain price and volume information provided on a current and continuing basis or meet certain public float minimum net tangible asset and revenue criteria. Venturi cannot guarantee that the Common Stock will qualify for exemption from these restrictions. If the Common Stock is subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.

LACK OF A MAJORITY Upon completion of the Offering, Venturi's board of directors
OF INDEPENDENT     will have no independent directors. As such, upon completion
DIRECTORS          of the Offering, the majority of its directors will be either officers, persons related to the
                   officers, or persons appointed by the Series B Preferred
                   Stock holders. See "Management."

GOVERNMENT         Venturi is subject to regulation under various state and
REGULATION         local laws which include provisions regulating, among other things, telemarketing operations. Venturi cannot predict whether new domestic or foreign legislation regulating its activities will be enacted, or what effect it might have. See
                   "Business--Government Regulation."

CONCENTRATION OF   After this Offering, Venturi's directors and all executive
OWNERSHIP; CERTAIN officers will beneficially own approximately 41.7% of the
ANTI-TAKEOVER      outstanding Common Stock. Accordingly, these stockholders
CONSIDERATIONS     will continue to have the ability to elect all of Venturi's directors and thereby direct or substantially influence the management, policies and business operations of Venturi and will have the power to control the outcome of any matters submitted to a vote of Venturi's stockholders. Venturi's
                   Board of Directors has the authority to approve the issuance of 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the Common Stock holders will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Certain provisions of Nevada law, as well as the issuance of preferred stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy contest, or any change in control involving Venturi, as well as the removal of management, even if such events would be beneficial to the interests of the stockholders, and may limit the price certain investors may be willing to pay in the future for shares of Common Stock.

ABSENCE OF LEGAL   Venturi has consummated a number of acquisitions over the
COUNSEL IN         course of the past four years. Venturi was not represented by
ACQUISITIONS       counsel in connection with those transactions, and did not obtain legal review or advice with respect to the tax consequences, the pendency of liens, the issuance of stock or any other material aspects of those transactions. Venturi is involved in litigation with respect to an acquisition of three related businesses. Venturi cannot guarantee that its failure to obtain legal advice will not lead to additional litigation or operational issues in the future.

YEAR 2000 RISK     Venturi began computer automation in 1997. Its systems
                   consist primarily of stand-alone personal computers. Venturi has reviewed its computer programs and systems and believes that its programs and systems will function properly and be in compliance for the year 2000. If any future modifications are necessary, management does not believe that the costs to modify its programs or systems will be material to its financial condition or results of operations. Venturi cannot guarantee that such costs will be nominal. Because most of Venturi's customers are individuals, Venturi does not believe the year
                   2000 problem will have a material impact on its customers.
                   However, Venturi cannot guarantee that the effect of the year
                   2000 problem on individuals and other entities with whom Venturi does business will not have a material adverse effect on Venturi's business, financial condition or results of operations.

                                 USE OF PROCEEDS

After deducting the Offering expenses, it is not expected that there will be any net proceeds to Venturi from the sale of the Common Stock. Venturi will not receive any proceeds in connection with the conversion of the Preferred Stock to Common Stock by the Converting Stockholders in the Offering. The proceeds of the Offering will be available to Venturi immediately upon payment from subscribers, and will be used primarily to pay the Offering expenses. The following table sets forth the estimated application by Venturi of the net proceeds to be derived from the sale of Common Stock offered hereby.

Total Proceeds to Company                   $100,000
       Less Offering Expenses:
              Legal and Accounting            80,000
              Printing and Advertising        10,000
              Filing Fees                      5,000
              Miscellaneous                    5,000
Net Proceeds to Company                     $    -0-

If the Offering expenses are less than anticipated, any excess will be used for general working capital purposes, to support the basic operations of Venturi, including but not limited to funds for office rent, utilities, salaries and miscellaneous expenses.

                         DETERMINATION OF OFFERING PRICE

The offering price of the Common Stock was determined by reference to its last quoted price as of a date not more than five (5) days prior to commencement of the offering, if available.

                                 DIVIDEND POLICY

Venturi has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. Venturi presently expects to retain its earnings to finance the development and expansion of its business. The payment by Venturi of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on Venturi's earnings, financial condition, capital requirements and other relevant factors. See "Description of Securities."

                                    DILUTION

As of June 30, 1998, there were 4,752,804 shares of Common Stock outstanding, having a net tangible book value of ($341,197) or approximately ($.07) per share. Net tangible book value per share is the net tangible assets of Venturi (total assets less total liabilities and intangible assets) divided by the number of shares of Common Stock outstanding. Upon completion of this Offering, there will be 6,707,666 shares of Common Stock outstanding having a net tangible book value of approximately ($341,197) or approximately ($.07) per share if all the Common Stock offered is sold. The net tangible book value of each share will remain effectively the same ($.07) per share to present stockholders, and decrease by approximately ($3.20) per share (a dilution of 102%) to public investors, assuming that all of the Common Stock offered is sold at a price of $3.125 per share.

The following tables set forth the percentage of equity to be purchased by public investors in this Offering compared to the percentage of equity to be owned by the present stockholders, and the comparative amounts paid for the shares of Common Stock by public investors as compared to the total cash consideration paid by the present stockholders of Venturi.

                      ASSUMING ALL SHARES OFFERED ARE SOLD

                              Shares Purchased         Total Cash Consideration   Average Price
                           ----------------------      ------------------------   -------------
                           Number         Percent      Amount           Percent   Per Share (1)
                           ------         -------      ------           -------   -------------
Existing Common
  Stockholders             4,752,804         71%       $1,473,834          94%       $ .31
Series B Conversion        1,550,000         23%              -0-           0%       $ .00
Series C Conversion          372,862          6%              -0-           0%       $ .00
New Investors                 32,000         *%        $  100,000           6%       $3.125

         TOTAL             8,562,942        100%       $1,573,834         100%
         =====

* Less than 1%

(1) Based on the average value per share paid by present stockholders and an assumed public offering price of $3.125 per share of Common Stock to be paid by public investors.

There will be no cash paid in connection with the conversion of the Series B and Series C Preferred Stock.

Venturi has reserved an aggregate of 2,000,000 shares of its Common Stock for its officers, directors, employees and consultants to purchase pursuant to its Dual Stock Option Plan. As of June 30, 1998, Venturi had issued 400,000 nonqualified stock options to its Chief Financial Officer, and 208,000 nonqualified stock options to its Chief Executive Officer and its President, all at a strike price of $.01 per share; and 570,007 incentive stock options to other employees at a strike price of $2.40;. The above table does not give effect to the possible issuance of up to 1,078,007 additional shares of Common Stock upon exercise of any options which have been granted under the Plan. The issuance of shares of Common Stock upon the exercise of options which may be granted under the Stock Option Plans would result in further dilution in the interests of stockholders, if at the time of exercise, Venturi's net tangible book value per share is greater than the exercise price of any such options. See "Stock Option Plan."

Additional options to acquire 100,000 shares of Common Stock have been issued to the holders of the Series B Preferred Stock. The above table does not reflect the possible issuance of additional Common Stock upon exercise of those options. The issuance of additional Common Stock upon exercise of these options would result in further dilution.

As of June 30, 1998, Venturi has outstanding 677,269 warrants to acquire Common Stock. Warrants to acquire 64,410 shares of Common Stock are held by the Series A Preferred Stockholders; warrants to acquire 5,000 shares of Common Stock are held by Dominion Capital, and were issued in consideration of the placement of the Series A Preferred Stock. These warrants are exercisable at $5.00 per share. Warrants to acquire 83,333 shares of Common Stock were issued to Sentry Financial and are exercisable at a price of $2.40 per share. Warrants to acquire 135,706 shares of Common Stock were issued in connection with a private placement of Common Stock in June 1997, and are exercisable at a price of $6.00. Warrants to acquire 388,820 shares of Common Stock were issued to Northstar Capital, LLC, and were issued in consideration for Northstar's agreement to arrange lease financing for Venturi. These warrants are exercisable at a price of $.50 per share. The above table does not reflect the possible issuance of additional Common Stock upon exercise of the warrants referred to above. The issuance of additional Common Stock upon exercise of these warrants would result in further dilution.

                                 CAPITALIZATION

The following tables set forth at June 30, 1998 (i) the actual capitalization of Venturi and (ii) the capitalization as adjusted to reflect the sale of the all shares of Common Stock offered hereby (based upon an initial public offering price of $3.125 per Share and the application of the net proceeds therefrom). The table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                    JUNE 30, 1998
Prior to Offering                            Actual(1)        As Adjusted(2)
-----------------                            ---------        --------------
                                            (Unaudited)        (Unaudited)
                                            -----------        -----------

Stockholders' equity:
Common Stock, $.001 par value,              $     4,753        $     6,708
20,000,000 shares authorized;
4,752,804 shares outstanding
Additional paid-in-capital                    4,233,543          4,332,219
Preferred Stock, $.001 par value,
5000,000 shares authorized;
64,410 Series A, 260,000 Series B and
372,862 Series C                                    696                 64
Offering expenses                               100,000            100,000
Retained Earnings                            (4,580,188)        (4,680,188)


         Total capitalization                  (341,197)          (341,197)
         ====================               ===========        ===========

(1) Derived from Venturi's Financial Statements, which are included elsewhere in this Prospectus.

(2) As adjusted to reflect the application of the net proceeds as set forth in "Use of Proceeds", and to reflect the change in outstanding Common Stock as a result of this Offering, as follows: 6,707,666 shares of Common Stock outstanding, 64,410 shares of Series A Preferred Stock, and no shares of Series B Preferred or Series C Preferred. The table does not include outstanding options and warrants to acquire Common Stock. See "Dilution."


                             SELECTED FINANCIAL DATA


The statement of operations and balance sheet information set forth below for the years ended December 31, 1996 and 1997, are derived from, and are qualified by reference to Venturi's financial statements which have been audited by Child & Company, independent certified public accountants. The financial statements as of December 31, 1997, and the report thereon, are included elsewhere in this Prospectus. The selected data for the six months ended June 30, 1998 are derived from Venturi's unaudited financial statements, and in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data have been included. The information below should be read in conjunction with the consolidated Financial Statements and Notes thereto included in this Prospectus. Venturi's historical operating results are not necessarily indicative of the results of any future period.

                                       Year Ended December 31,         Six Months Ended Six Months June 30
                                       1996               1997               1997               1998
                                       ----               ----               ----               ----
                                                                                   (Unaudited)

Income Statement Data:
Net Sales                          $     1,998        $     2,161        $     1,080        $     2,202
Gross Profit
Operating income (loss)                 (1,211)            (3,162)               212             (1,198)

Other income (expenses), net                62
Income before taxes                     (1,148)            (3,162)            (1,581)            (1,198)
Net income                              (1,148)            (3,162)            (1,581)            (1,198)
Net income per share                      (.49)              (.79)              (.40)              (.25)
Weighted average shares
  outstanding                        2,341,962          4,068,784          3,928,976          4,752,804


                                 December 31,                    June 30,
                             1996           1997           1997           1998
                             ----           ----           ----           ----
                                                                (Unaudited)

Balance Sheet Data:
Total assets               $   973        $   995        $   998        $ 1,874
Long-term debt               1,241          1,284            925          1,604
Stockholders' equity          (731)        (1,156)        (1,088)          (341)


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Venturi's financial statements and the other financial information appearing elsewhere herein.

Venturi was formed in 1997, but has operational and financial data from prior periods as a result of the operations of its predecessor, which was formed in 1994. That company is now a wholly owned subsidiary of Venturi. See "Venturi's Business-History and Development." Venturi's management has formulated a strategy that calls for it to consolidate the fragmented carpet cleaning industry by purchasing companies operating in particular locations, and converting the acquired companies to use of Venturi's proprietary processes.

Venturi's historic operations have consisted of revenues from carpet cleaning and fire and flood restoration in the areas of Orem, Utah, and Fort Worth/Dallas, Houston and Austin, Texas, utilizing a proprietary technology and process. The primary costs of operating Venturi's business are the trucks and vans used to house the cleaning equipment, labor and cleaning equipment and supplies. See "Venturi's Business-- Purchasing of Raw Materials."

SIX MONTHS ENDED JUNE 30, 1998

REVENUES. Revenues increased by 104% to $2,201,818 for the period ending June 30, 1998 compared to $1,080,281 for the period ending June 30, 1997, due to the completion of four acquisitions, marketing penetration in existing base locations, newer and more reliable equipment, and available funding.

OPERATING EXPENSES. Operating expenses totaled $3,400,149 for the period ending June 30, 1998, an increase of 28% from $2,661,000 for the period ending June 30, 1997. The increase in operating expenses was attributable to costs incurred to increase staff to permit the 104% increase in revenues over the same period.

LOSSES FROM OPERATIONS. Losses from operations decreased to ($1,198,331) for the period ending June 30, 1998 as compared to ($1,581,256) for the period ending June 30, 1997. The decrease of 24 % reflects economies of scale.

LIQUIDITY AND CAPITAL RESOURCES. At June 30, 1998, Venturi had cash balances totaling $93,597 and a working capital balance of $294,725. This compares to a cash balance of $7,379 and working capital of $97,264 as of December 31, 1997.

Venturi's primary liquidity needs are $1,400,000 to cover corporate overhead through December 31, 1998; $3,000,000 is available to fund truck and equipment purchases. Historically, Venturi has funded its operations through operating profit, bank borrowings, and the sale of stock.

Venturi's accounts receivable increased 181 % to $201,128 for the period ending June 30, 1998 compared to $71,628 from the period ending December 31, 1997. The increase in accounts receivable was attributable to increased revenues primarily from sales to multi-family housing complexes and from new disaster restoration customers.

At June 30, 1998, Venturi's capital resources consisted of bank credit lines, private equity funding, equipment leases and cash on hand.

Venturi will need additional financing to meet its anticipated working capital requirements for at least the next twelve months.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES. Revenues increased by 8.1% to $2,160,562 for the year ended December 31, 1997 compared to $1,998,335 for the year ended December 31, 1996. This nominal increase in sales was attributable to staff's efforts to arrange financing and develop procedures and technology to accommodate future acquisitions.

OPERATING EXPENSES. Operating expenses totaled $5,323,015 for the year ended December 31, 1997 an increase of 62.5% from $3,275,652 for the year ended December 31, 1996. The increase in operating expenses during the current year was primarily attributable to the cost of hiring additional staff to accommodate future acquisitions and expansion. In addition, there was a charge to earnings of approximately $1,396,000 for employee stock incentive programs.

LOSSES FROM OPERATIONS. Losses from operations increased to ($3,162,453) for the year ended December 31, 1997 a 148% increase from the ($1,210,780) for the corresponding period of the prior year. This increase was a result of flat sales and increased staffing costs to prepare for future acquisitions, including the stock incentives mentioned above.

SEASONALITY

Venturi's business varies little from season to season, although it does experience slightly higher revenues in summer.

INFLATION

Inflation historically has not had a material effect on Venturi's operations. When the price of raw materials has increased, the costs have been built into the pricing structure. Venturi does not have either long-term supply contracts or long-term contracts with customers. Prices are determined centrally, and are quoted based on the prevailing market trends. Accordingly, Venturi does not believe inflation will have a material effect on its future operations.

PLAN OF OPERATION

Venturi intends to enter new markets through acquisitions. Initially, Venturi intends to focus on acquisitions in the southern and western United States. The acquired companies will then be converted and trained in the use of VenturiClean(TM). The next target markets for Venturi are California, Nevada and Arizona. In selecting a new market, Venturi's primary goal is to identify a market that has the potential to produce $100,000 in monthly revenues within six months after consummation of the acquisition. Venturi looks for the following attributes in acquisition candidates: five years successful operations within the market; favorable financial condition; reputation for quality service and integrity; quality management dedicated to aggressive growth; willingness to accept stock in exchange for assets; and annual revenue in excess of $250,000. Where possible, Venturi seeks to acquire market leaders or those businesses with the largest market share. Venturi has begun to receive regular inquiries from other companies in the industries desiring to have access to the VenturiClean(TM) and to become part of a larger organization.

Venturi has completed several acquisitions since January 1, 1998, and has signed letters of intent for consummation of two additional acquisitions. See "Venturi's Business--History and Development of Venturi."

As of June 30, 1998, Venturi had approximately 21 carpet cleaning and restoration trucks in operation. These trucks generated approximately $274,979 in revenues for the month of June, 1998, an average of $12,637 per truck per month. These revenue figures are better than anticipated by Venturi's management, which based its projections of future operations on the assumption that each truck would generate approximately $10,300 per month. Of course, Venturi cannot guarantee that its trucks will be able to continue to generate revenue at this level. Past performance is not a guarantee of future performance.

                               VENTURI'S BUSINESS

Venturi provides carpet cleaning and fire and flood restoration services to its customers through locations in Texas and Utah. Venturi is vertically integrated, and manufactures certain of the components used in its proprietary carpet cleaning equipment, including a flash heater, modulator box and cyclonic return system. Venturi's headquarters is located in Orem, Utah.

Venturi has developed a proprietary system for carpet cleaning, known as VenturiClean(TM). It consists of four unique components. See "Purchasing of Raw Materials; Patents; Licenses; Trademarks and Service Marks." The first is the use of electromagnetic oxidizing water ("EO water"), which Venturi creates at each operating base. The second is the use of proprietary cleaning solutions. Third is the use of flash heaters which heat the EO water closer to application to the carpet, and the fourth is a specially-designed wand lift system. Unlike traditional carpet cleaning systems, VenturiClean(TM) does not flood the carpet or leave chemicals or cleaning agents in the carpet fibers as a by-product of its cleaning process. VenturiClean(TM) uses three proprietary cleaning agents or fluids. Each is non-toxic, with no surfactants, shampoos or harmful solvents. The first cleaning fluid, "Clean Right", is an organic, mineral-based cleaning agent designed to be used as a spotting agent with high temperatures to emulsify particles in excessively dirty carpet. The other two proprietary cleaning products (EPA I and EPA II) are forms of EO water, and have been molecularly modified and electrically charged to increase their cleaning efficiency. EPA I has a low pH, and EPA II has a high pH, to address different cleaning needs. Venturi believes that each of these proprietary cleaning agents is non-toxic and may be ingested without harmful effect. Each leaves no residue as a by-product of the cleaning process. Each cleaning agent kills bacteria, mold, spores, viruses and other pathogens within a short time after contact.

Venturi's primary source of revenues is from carpet cleaning and flood restoration services.

Venturi has experienced substantial growth in sales and net income in recent years. From 1994 to 1997, Venturi's sales grew from $230,300 to $2,160,562. Venturi intends to capitalize on its proprietary VenturiClean(TM) system and continue to consolidate this fragmented industry, and to develop repeat clients in all segments of the industry.

HISTORY AND DEVELOPMENT OF VENTURI

Venturi was incorporated in Nevada on January 30, 1997, under the name Hi Tek Carpet Care, Inc. Venturi was formed as a Rule 504 specific intent corporation for the purpose of acquiring an interest in Action

Venturi Technologies, Inc., a Texas corporation formed on August 17, 1994. The Texas corporation became a wholly-owned subsidiary of Venturi when the stockholders of the Texas corporation exchanged all of the issued and outstanding shares of the Texas corporation for shares of Common Stock and Preferred Stock of Venturi. The share exchange was consummated pursuant to a Stock for Stock Agreement dated as of June 30, 1997, and was treated as a tax-free reorganization; however, Venturi did not receive an opinion of counsel to that effect. In connection with the reorganization, Hi Tek Carpet Care, Inc. changed its name to Venturi Technology Enterprises, Inc., and recently changed its name to Venturi Technologies, Inc. Through its subsidiary, Venturi acquired the assets of two carpet cleaning companies in Texas and Utah during 1995 and 1996.

Venturi was approved for trading on April 10, 1997 on the NASD OTC Bulletin Board, under the symbol "VTIX".

In 1995, the Texas corporation acquired substantially all of the net assets of Dependable Janitorial, Inc. and Dependable Carpet Cleaning, an Orem, Utah-based company, pursuant to a Contract of Sale. The Texas corporation issued 137,499 shares of common stock in the exchange. In March 1996, the Texas corporation exchanged 100,000 shares of its common stock for substantially all of the net assets of T-Co Carpet Cleaning and T-Co Heating Systems, and Preferred Carpet Care of Dallas. T-Co had operations in Irving, Texas, providing carpet cleaning services and manufacturing heating units for carpet cleaning equipment. Venturi has integrated the heaters manufactured by T-Co Heating Systems, and has developed certain additional proprietary equipment used in its proprietary VenturiClean(TM) cleaning method. Venturi formed a separate wholly-owned subsidiary named "T-Co Manufacturing, Inc." as a Utah corporation in 1997. This corporation has never functioned as a separate entity, and has no employees or assets.

In October 1996, the Texas corporation exchanged 22,000 shares of its Common Stock for substantially all of the net assets of Stone Flood & Fire Restoration and ProTech Restoration, with carpet cleaning and restoration operations in Provo, Utah.

In March 1998, Venturi acquired substantially all of the net assets of Protech Carpet Cleaning and Flood Restoration, of Riverton, Utah, in exchange for 4,000 shares of Common Stock. In April 1998, Venturi acquired substantially all of the net assets of Complete Carpet Service, a Dallas, Texas-based carpet cleaning enterprise, in exchange for 7,500 shares of Common Stock. In July 1998, Venturi acquired substantially all of the net assets of a sole proprietorship doing business in Lancaster, California under the names "All Valley Carpet, All Valley Carpet & Upholstery Cleaning and All Valley Restoration Service." These assets were acquired in exchange for 5,000 shares of Venturi's Common Stock. The acquisition remains subject to a right of rescission that runs for sixty (60) days after the closing. In June 1998, Venturi also acquired substantially all of the net assets of Video-Aire, a company providing duct cleaning services, in exchange for 160,000 shares of Common Stock, payable in two installments, and $600,000 cash, payable in two installments. The acquisition remains subject to a right of rescission that runs for sixty (60) days after the closing. Venturi views this acquisition as an opportunity for up-selling prior to rendering carpet cleaning services. One of the Video Aire assets acquired is proprietary duct cleaning equipment which Venturi believes can be successfully integrated into the VenturiClean(TM) system.

Venturi has made offers to acquire substantially all of the net assets of two additional carpet cleaning businesses. One such acquisition is located in Houston, Texas, and Venturi has offered to exchange 52,632 shares of Common Stock for substantially all of such assets. The other offer relates to substantially all of the net assets of a fire and flood restoration business located in Orem, Utah. The price has not yet been agreed upon; however, Venturi expects to issue shares of Common Stock in that transaction. Both offers have been accepted, and subject to final due diligence and satisfaction of other conditions, both transactions should be completed within the next sixty (60) days.

The Texas corporation entered two other acquisition agreements with parties related to each other; however, for various reasons the assets so acquired were eventually divested. See the "Risk Factors" section, which begins on page 2. This failed acquisition has led to litigation against Venturi. See "Legal Proceedings."

To preserve its capital resources, Venturi consummated these transactions without the assistance of legal counsel. Although Venturi believes that such transactions qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended, and for exemptions from securities registration requirements, Venturi did not receive an opinion of counsel to that effect. If it is subsequently determined that the acquisitions created tax liability or violated applicable securities laws, this could have a material adverse effect on Venturi and its operations, and financial condition. See the "Risk Factors" section, which begins on page 2.

INDUSTRY OVERVIEW

As reported by industry sources, the annual domestic market for carpet cleaning services was approximately $5 to $10 billion in 1997; and the market for flood repair and restoration was estimated to be much larger.

The industry can be divided into four segments: commercial cleaning, apartment and multi-family residential cleaning, singly-family residential cleaning and restoration or disaster cleanup. The industry is highly fragmented, although there are a small number of franchise competitors, such as Service Master, ChemDry and DuraClean.

Current carpet cleaning technology has remained the same for the past 20 years. Despite the fact that trade publications have estimated that nearly 90% of carpet cleaning customers are dissatisfied with the results of their carpet cleaning services, no improvements had been made in the basic technology until Venturi developed VenturiClean(TM) and entered the market. Two basic carpet cleaning methods are used throughout the rest of the industry: the steam extraction method and the CO2 foam method. Approximately 40% of carpet cleaning uses the steam extraction method, which involves the injection of hot water into the carpet, usually at a pressure of about 300 psi, and the use of a vacuum process to attempt to remove the water. Some companies using the steam extraction method apply a soap or chemical prespray followed by a rinse with clean water; others use water with chemical or soap solutions during the cleaning phase without a rinse. This method is not as effective as VenturiClean(TM) because the water used penetrates the carpet backing and pad before the vacuum process can retrieve that water. Only about 60% of the water applied to the carpet is ever retrieved; the rest remains in the carpet fiber, backing and pad, requiring days to dry. Once the water has evaporated, it leaves a residue of soils, chemicals and surfactants, and often feels crusty. The residual surfactants act as magnets for dirt particles, and the carpet becomes soiled soon after the cleaning. This process also causes delamination of the carpet backing, weakening the carpet fibers.

The other basic method is CO2 foam. Although drier than steam extraction, the CO2 foam method still requires cleaning and foaming chemicals to be mixed with water and then applied to the carpet. The expanding foam is intended to lift particles out of the carpet for extraction with a vacuum process or dry pad buffing. An alternative method uses carbonated water designed to effervesce soil from the carpet. The residue is then buffed out with a cotton towel on a buffing machine. The carpet fiber does not get as wet as with the steam extraction method, but the vacuuming of foam and the buffing of carbonated chemicals does not remove soils and surfactants with the efficiency of VenturiClean(TM).

The oldest carpet cleaning method uses a rotary shampoo machine. The carpet is scrubbed with a rotary buffing machine to shampoo soap into the carpet with a bristle pad and then the carpet is vacuumed while still wet. This method also wets the carpet backing and pad and leaves behind surfactant residue.

MARKETING

The primary method of selling carpet cleaning to individuals is through mass marketing, through billboards, distribution of coupons, advertising in yellow pages, local publications, door hangers, and telemarketing. In addition, Venturi participates in trade shows and local chamber of commerce events, such as golf tournaments and luncheons. Multi-family carpet cleaning services are promoted in this manner, and also through advertising in industry publications, targeting of national apartment management companies and demonstrations. Services for commercial properties are marketed to building maintenance companies, and through demonstrations and participation in local building management associations. Finally, restoration services are marketed primarily through industry publications and participation in industry associations and trade shows.

RAW MATERIALS; PATENTS; LICENSES; TRADEMARKS AND SERVICE MARKS

Venturi's proprietary technology permits it to remove virtually all of the dirt, soils and residue from a carpet; most other methods commonly in use by Venturi's competitors remove much less of the dirt, soils and residue. Further, through use of Venturi's proprietary technology, which removes virtually all of the fluids used in its process, carpets dry within hours of cleaning, whereas the drying time can extend up to several days using the methods of Venturi's competitors. Venturi has applied for two patents relating to its equipment and technology. One relates to the use of EO water in a carpet cleaner, and the other relates to the water heater. The United States Patent and Trademark Office has issued a notice of allowance for the carpet cleaner patent application.

Venturi licenses some of its technology from several sources. The raw materials necessary for the delivery of Venturi's services are: EO water, trucks and utility shells, and cleaning units. Venturi manufactures its own EO water using equipment purchased from Primacide, L.C., a Nevada limited liability company, pursuant to an Exclusive Use and Purchase Agreement. Primacide is owned by International Acqua Chemicals L.C. and Destiny Recovery Systems, L.C. Each of the members owns 50% of Primacide.

Destiny Recovery Systems, L.C. is a Nevada limited liability company, of which 30% is owned by Venturi and 70% is owned by Gaylord Karren and John Hopkins, Venturi's Chairman and Chief Executive Officer and President, respectively. Each operating base must have a machine for the manufacture of EO water. Venturi currently purchases these machines from Primacide at a cost of $6,000 per machine. A new, more efficient model of this machine will be available at a price of $9,500 per machine. Venturi expects to begin acquiring and using the new model as soon as it is available, and to replace the old machines as cash flow permits. Venturi does not own any patents or other intellectual property rights related to the manufacture of EO water or the manufacture of the machines acquired from Primacide. The Primacide agreement grants Venturi the worldwide rights to use and exploit the EO technology in the carpet cleaning and ventilation duct cleaning industries, and allows Venturi to purchase its entire requirements for EO machines. The Primacide agreement runs until May 5, 2003, but is automatically renewed on a yearly basis thereafter. It may be terminated by either party after 120 days written notice or after 30 days written notice if the other party fails to comply with its terms.

Venturi is a party to a Requirements Contract with DT Enterprises, a California proprietorship, dated February 15, 1996, pursuant to which it purchases its requirements for the Clean Right carpet cleaning solution. The contract has no minimum purchase requirements, and the cleaning products are priced at DT Enterprises' current list prices. The contract runs for a period of 10 years from its date, and may be extended for an additional term of 10 years at Venturi's option.

Venturi has contracted with Prochem, Inc., the industry's leading manufacturer of professional carpet cleaning equipment to manufacture and assemble the Venturi truck mount units, which employ the VenturiClean(TM) technology. Prochem has two plants in Arizona, and has the capacity to meet Venturi's truck production schedule for the foreseeable future. Even if this were not the case, the items manufactured by Prochem are readily obtainable from other sources. Prochem does not provide carpet cleaning or restoration services, and is not a competitor of Venturi.

Venturi has applied for a patent on the heaters manufactured by T-Co Manufacturing. The heating unit is an electronically monitored dual flow flash heater, which permits detailed control of the water temperature, enabling Venturi to deliver water to the carpet fibers at a constant temperature. Venturi has applied for a patent on the unique features of the heater.

Venturi has filed an application to register the mark Venturi Technologies with the United States Patent and Trademark Office, and is in the process of applying to register the mark VenturiClean(TM). Venturi intends to apply for trademark or service mark registration as additional terminology for its services and products are developed.

MANUFACTURING

Venturi has no separate manufacturing facility. Rather, all of its manufacturing is performed at its headquarters in Orem, Utah on an as-needed basis.

CUSTOMERS

Venturi's customers consist principally of individuals located in Texas and Utah, commercial property owners and managers, and insurance companies. No single customer accounts for five percent (5%) or more of Venturi's sales. The largest concentration of Venturi's customers are in Texas. Venturi has no plans to market its services outside the United States in the foreseeable future.

GOVERNMENT REGULATION

Venturi's present operations are not subject to special regulatory controls.

COMPETITION

VenturiClean(TM) removes virtually all of the dirt, soils and residue from a carpet; most other methods commonly in use by Venturi's competitors remove much less dirt, soils and residue. Further, the removal of virtually all of the fluids used in the VenturiClean(TM) process, allows carpets to dry within hours of cleaning, whereas the drying time can extend up to several days using the methods of Venturi's competitors.

Despite these technological improvements, Venturi remains subject to significant competition. The carpet cleaning industry is highly fragmented, with thousands of companies nationwide, many of which are sole proprietorships. Venturi faces further competition in recruitment of personnel and distributors. Some of Venturi's competitors are substantially larger and have available considerably greater financial resources than Venturi. Venturi's ability to remain competitive depends, in significant part, on Venturi's ability to continue its acquisition program and to recruit and retain personnel. Although Venturi believes its benefit and compensation plans, and other incentive programs provide its employees with significant earning potential, there can be no assurance that Venturi's programs for recruitment and retention of personnel will be successful.

Venturi cannot guarantee that its competitors will not develop proprietary systems with capabilities similar to VenturiClean(TM) without violating any of Venturi's intellectual property rights.

RESEARCH AND DEVELOPMENT

Venturi has expended approximately $15,000 over the last two fiscal years on research and development activities. In 1997, Venturi commissioned an analysis of carpet cleaning systems by Combustion Resources, a Utah limited liability company, which produced a report on September 19, 1997, comparing VenturiClean(TM) with the standard carpet cleaning methods described above. The analysis was performed by Dr. L. Douglas Smoot, the past Dean of the College of Engineering and Technology, professor of Chemical Engineering and current Director of the Advanced Combustion Engineering Research Center at Brigham Young University. The study found that VenturiClean(TM) prevented scale build-up and improved cleaning performance by killing bacteria.

There are no long term studies on the effect of prolonged exposure to EO water. Although Venturi believes such exposure has no known side effects, Venturi has not commissioned any study of same.

EMPLOYEES

As of June 30, 1998, Venturi had 130 full-time employees. These numbers include personnel located at Venturi's bases in Texas and Utah, as well as administrative personnel. Venturi considers its employee relationships to be satisfactory. None of Venturi's employees is a member of any labor union, and Venturi has never experienced any business interruption as a result of any labor disputes.

FACILITIES

Venturi rents its headquarters building, located in Orem, Utah, and the following additional facilities, which have lease terms between 6 months and 60 months, and lease payments between $675 to $4,000 for its headquarters:


              PURPOSE              LOCATION

              Headquarters         1327 North State, Orem, Utah
              Operating Base       3322 Garden Brook, Dallas, Texas
              Operating Base       218 West Cottage, Sandy, Utah
              Operating Base       8550 Winkler, Suite B, Houston Texas
              Operating Base       350 South Beltline, Suite 101, Irving, Texas
              Operating Base       5709 D 40th Street, Lubbock, Texas
              Operating Base       930 North 1610 West, Orem, Utah
                                   (Restoration)
              Operating Base       2223 Handley Ederville Rd., Fort Worth, Texas
              Operating Base       2763 West Avenue L, #170, Lancaster, CA

Venturi also leases mobile office space located adjacent to its headquarters building in Orem, Utah, which house certain administrative and training personnel. This space is leased for a term of 6 months, at a cost of $1,050.00 per month.

Venturi believes that each of its facilities is suitable for its current use. Venturi also believes that upon expiration of the current lease terms, alternate space would be available at reasonable cost for continuation of its business.

In addition to these leased properties, Venturi owns two parcels in Orem, Utah which serve as an operating base. These properties have outstanding mortgages of $48,802 and $52,940, with monthly payments of $747 and $677, respectively.

Venturi has entered a Master Lease Agreement with Northstar Capital, LLC, to provide funding in an amount not to exceed $3,000,000 to acquire trucks and equipment. Pursuant to this Master Lease

Agreement, Venturi has signed four (4) equipment schedules having balances of $182,186, 112,577, $262,665, and $192,371. The monthly payments on these equipment schedules is $6,695, $4,120, $9,741 and $6,738, respectively.

Venturi also has outstanding four (4) equipment schedules with Sentry Financial, with unpaid balances of $28,275, $15,436, $32,690 and $134,360. These leases have monthly payments of $2,182, $1,145, $2,280 and $5,975, respectively. The Master Lease Agreement with Northstar Capital replaced the Sentry Financial facility.

In May of 1998, Venturi received a commitment from Capital Partners, Inc. to obtain lease financing of up to $3,000,000. Venturi has not yet used this facility.

LEGAL PROCEEDINGS

Venturi is currently a party to a lawsuit, captioned Hal B. Phillips, Beverly H. Phillips and Qualitek Supply, Inc. v. Venturi Technology Enterprises, Inc., Gaylord Karren, John Hopkins, William C. Thomas, Merrill L. Littlewood and James
A. Frame, Cause No. 98-03695, 126th District Court, Travis County, Texas. The lawsuit arose out of the acquisition of plaintiff's business assets on March 30, 1996, pursuant to an Asset Purchase Agreement. In approximately August 1996, Venturi terminated its relationship with the plaintiffs and in April 1997 filed a lawsuit in Utah State Court alleging that Hal B. Phillips, Beverly Phillips and Qualitek Supply, Inc. made misrepresentations to Venturi to induce Venturi to acquire the assets and had breached the Asset Purchase Agreement, and requesting that the Asset Purchase Agreement be rescinded or terminated. The Utah State Court action was dismissed on the grounds that the Utah court did not have personal jurisdiction over the defendants, who were residents of the State of Texas, and did not have sufficient contacts with the State of Utah. On April 8, 1998, the Phillips and Qualitek filed this action in Texas State Court alleging violations of Texas securities laws in connection with the issuance of 100,000 shares of Venturi Common Stock in exchange for the assets of Qualitek, as well as fraud, negligent misrepresentation, breach of contract and conversion, and seeking damages in the amount of $2,500,000. Venturi has filed an answer and counterclaim asserting the same claims as in the Utah state action. A motion has been filed to consolidate these cases. Venturi intends to vigorously defend this lawsuit. Discovery has not yet been completed, and it is difficult to evaluate the likelihood of an unfavorable outcome to Venturi. Venturi believes any damage award should be nominal; however, there can be no assurance that this will be the case. Venturi's operations could be jeopardized to the extent a damage award exceeded the amount of liquid assets available for payment of such award. Venturi believes that this lawsuit will not have a material adverse effect on the business, financial condition or results of operations of Venturi, even if it results in an award of damages against Venturi.

                                   MANAGEMENT

The following table sets forth certain information regarding the directors and executive officers of Venturi.

             NAME                   AGE          POSITION
             ----                   ---          --------

         Gaylord M. Karren           50       Chairman, Chief Executive Officer,
                                              Director
         John M. Hopkins             47       President, Director
         William Thomas              45       Vice President of Assimilations
         Merril L. Littlewood        54       Chief Financial Officer
         Joel Karren                 44       Vice President of Training
         Ronald M. Karren            36       Vice President of Corporate
                                              Communications, and Secretary
         James Stone                 35       Vice President of Operations

TERMS OF OFFICE

The directors of Venturi hold office until the next annual meeting of stockholders of Venturi or until their successors are elected and duly qualified. All officers serve at the discretion of the directors.

After the Offering, Venturi's board will be expanded to five (5) members, and Venturi will establish an audit committee and a compensation committee, consisting of at least 2 independent directors. The compensation committee will make decisions regarding salaries, incentive compensation, stock option grants and other matters with respect to executive officers and other key employees of Venturi.

BUSINESS EXPERIENCE

Gaylord M. Karren       has served as Chairman, Chief Executive Officer and
                        Director since Venturi's founding. Mr. Karren obtained his Bachelor of Arts degree in Finance and Banking from Brigham Young University in 1973; and his Masters Degree in Banking from the University of Oklahoma in 1979.
                        Prior to founding Venturi, Mr. Karren managed apartment complexes and retirement homes; formed and operated oil and gas ventures; and directed lending operations for leading banks in Montana and Utah.

John M. Hopkins         has served as President and Director since Venturi's
                        founding. Prior to forming Venturi, Mr. Hopkins was a property manager, and co-founded an oil drilling company. In addition, he was active in chemical and oil sales operations. Mr. Hopkins attended Utah State
                        University, with a pre-engineering emphasis.

William Thomas          has served as Vice President of Assimilations since
                        January 30, 1995. Mr. Thomas was the owner and operator of T-Co Manufacturing prior to its acquisition by Venturi. Prior to forming T-Co Manufacturing in 1989,
                        Mr. Thomas operated carpet cleaning services in Garland and Lubbock, Texas. He received his B.A. degree from Texas Tech University in 1974, and was enrolled in the Texas Tech Graduate School Clinical
                        Psychology Master/Doctorate Program in 1976.

Merril L. Littlewood    has served as Venturi's Chief Financial Officer since
                        January 1, 1998. Mr. Littlewood is a certified public accountant, and has been associated with Potter, Littlewood & Petty, P.C., certified public accountants, since 1979. Prior to 1979, he held various accounting and management positions. He received his Bachelor of Science Degree in Accounting from Brigham Young
                        University in 1969.

Ronald M. Karren        has served as Venturi's Vice President of Corporate
                        Communications since April 1, 1997, and as its corporate
                        Secretary since July 1, 1998. Mr. Karren graduated from
                        Brigham Young University in 1991, with a Bachelor of
                        Science Degree in International Relations, with an emphasis on Marketing. Prior to joining Venturi, Mr.
                        Karren was a project manager of a land development project in Idaho Falls, Idaho. Mr. Karren also founded the Great Basin Fly & Outfitters in Provo, Utah, an exclusive fly shop. Ron Karren is the nephew of Gaylord
                        Karren, Venturi's Chairman and Chief Executive Officer.

Joel Karren             is the Vice President of Training, and was the President
                        of Venturi's subsidiary, T-Co Manufacturing. He was instrumental in the design of Venturi's first truck mount carpet cleaning units. Mr. Karren is an expert in automotive service, and prior to joining Venturi, operated several successful businesses in California and Idaho. Joel Karren is the brother of Gaylord Karren,
                        Venturi's Chairman and Chief Executive Officer.

James Stone             has served as Vice President of Operations since
                        January 4, 1998. Prior to joining the Company, Mr. Stone was the founder and chief operating officer of Pro-Tech
                        Restoration, Inc. and Stone Flood and Fire, which was acquired by the Company in 1996. Mr. Stone has also founded a securities firm.

EXECUTIVE COMPENSATION

No officer has received compensation in excess of $100,00 in any of the past three years. The following table sets forth information as to the compensation paid or accrued to Venturi's Chief Executive Officer and President for the three years ended December 31, 1997. The salary column includes certain management fees paid in lieu of wages.

NAME/ POSITION             YEAR       SALARY      BONUS      OTHER      OPTIONS
--------------             ----       ------      -----      -----      -------

Gaylord Karren             1997       90,000       none       none       none
Chairman, Chief
Executive                  1996       90,000       none       none       none
Officer and Director       1995       57,000       none       none       none

John Hopkins               1997       90,000       none       none       none
President                  1996       90,000       none       none       none
and Director               1995       57,000       none       none       none

Venturi issued options to acquire 104,000 shares of Common Stock to Mr. Karren and to Mr. Hopkins in May of 1998, at a strike price of $.01 per share. See "Option Exercises and Holdings."

DIRECTORS COMPENSATION

No Compensation has been paid to any directors for service in such capacity in the past, and no such compensation is presently payable to directors, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. At such time as the Board of Directors deems appropriate, the Company intends to consider adoption of an appropriate policy to compensate non-employee directors, to attract and retain the services of qualified non-employee directors.

COMPENSATION PURSUANT TO BENEFIT PLANS AND ARRANGEMENTS

STOCK OPTIONS

By resolution dated July 1, 1997, Venturi's Board of Directors adopted a Dual Stock Option Plan, and reserved 2,000,000 shares of the Company's Common Stock for issuance pursuant to the Plan. The Plan is a continuation of a similar plan adopted by the Texas corporation in July of 1996. Of the Common Stock reserved for issuance pursuant to the Plan, 1,500,000 shares are allocated to the Employee Program, and 500,000 shares are allocated to the Consultant Program. The Employee Program is for all key employees (including employees who are also directors of the Company or its subsidiaries). The Consultant Program is for all consultants including directors who are not also employees of the Company. Options granted pursuant to the Employee Program are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended, and options granted under the Consultant Program are intended to be Non-Statutory Stock Options. The Plan shall be administered by a Stock Option Committee consisting of not less than 2 members of the Board, or the entire Board. The entire Board administers the Consultant Program. After the Offering, the Company shall ensure that the committee satisfies the requirements of
Section 16 of the Exchange Act and the Code. The administrator determines the terms of options granted under the Plan, including the number of shares subject to the option, exercise price, term and the rate at which the options become exercisable. The exercise price of all incentive stock options granted under the Plan must be at least equal to the fair market value of the Common Stock of the Company on the date the option is granted.

The options vest immediately and their term may not exceed ten years. If not terminated earlier, the Plan will terminate on July 1, 2006. Termination will not affect rights and obligations granted prior to termination. The administrator has the authority to amend or terminate the Plan so long as such amendment or termination does not adversely affect any outstanding options.

As of June 30, 1998, 470,007 incentive stock options had been granted under the Plan at an option price of $2.40; and 608,000 nonqualified stock options had been granted at $.01 per share. In December, 1997, Venturi recorded compensation expense of $1,396,000 for the difference between the strike price and the fair value of the underlying stock ($3.50 per share) at the date of grant. Venturi has not yet recorded compensation expense for options granted in 1998.

OPTION EXERCISES AND HOLDINGS

No stock options were exercised by the named executive officers during fiscal 1997 or as of June 30, 1998. The following table sets forth information with respect to the aggregate number of unexercised options to purchase Common Stock granted in all years to the named executive officers and held by them as of June 30, 1998, and the value of unexercised in-the-money options (i.e. options that had a positive spread between the exercise price and the public offering price of the Common Stock) as of June 30, 1998:

         Name                        Unexercised Options     Value of Unexercised
         ----                        -------------------     --------------------
                                                                   Options (1)
                                                                   -----------

         Gaylord Karren (2)                104,000               $  323,960
         John Hopkins (2)                  104,000               $  323,960
         Merril L. Littlewood (2)          400,000               $1,246,000

         Joel Karren (3)                    71,800               $   52,055
         William Thomas (3)                 28,500               $   20,663
         James Stone (3)                     2,000               $    1,450
         Ronald M. Karren (3)                2,000               $    1,450

(1)  Calculated using an assumed public offering price of $3.125.
(2)  These options have an exercise price of $.01.
(3)  These options have an exercise price of $2.40.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Merril L. Littlewood, the Chief Financial Officer of the Company, is also a principal in Potter Littlewood & Petty, P.C., certified public accountants, the company who has prepared Venturi's tax returns for the years 1995, 1996, and 1997.

Venturi has outstanding loans from its executive officers and principal shareholders. It presently owes Gaylord Karren $83,591; John Hopkins $55,000; and James Stone $314,583. The loans of Gaylord Karren and John Hopkins do not bear interest. The James Stone loans bear interest ranging from 8.9% to 17.11%.

Venturi issued 700,866 shares of Common Stock to Gaylord Karren and John Hopkins in consideration of the assignment to Venturi of certain patent applications and in lieu of interest on the loans referred to above. Venturi owns 30% of Destiny Recovery Systems, a Nevada limited liability company, of which Gaylord Karren and John Hopkins own 70%. Destiny Recovery Systems in turn owns 50% of Primacide, L.C., a Nevada limited liability company. No payments have been made to Primacide by Venturi, except amounts paid for the purchase price of the EO water manufacturing machines. See "Raw Materials; Patents; Licenses; Trademarks and Service Marks."

Randy K. Johnson is Venturi's general counsel. He also served as Venturi's corporate Secretary until July 1, 1998. Venturi has paid $38,907.25 to Mr. Johnson or firms in which he practices for legal services rendered since January 1, 1997. Venturi owes Mr. Johnson or firms in which he practices $58,242 for services rendered.

Venturi entered a Consulting Agreement with Capital Solutions, Inc., a Delaware corporation, pursuant to which CSI has agreed to assist Venturi in locating and obtaining sources of additional capital. In consideration for such services, Venturi paid CSI a non-refundable, nonaccountable expense retainer of $10,000.

Venturi is a party to a financial consulting agreement with Capital Solutions of Salt Lake City, Utah. Pursuant to his agreement, Venturi has issued 150,000 shares of Common Stock in lieu of cash payment for consulting services rendered.

Venturi is a party to a Registration Rights Agreement with Equity Services, Ltd., dated December 31, 1997. Equity Services, Ltd. is the holder of 10,000 shares of Venturi's issued and outstanding Series B Preferred Stock. This stock was issued in consideration for acting as placement agent for the Series B Preferred Stock. The Registration Rights Agreement grants ESL the right to demand that Venturi register under the Securities Act Common Stock issuable upon conversion of the Series B Preferred Stock. This demand right commences June 30, 1999, and Venturi is obligated to use its best efforts to effect such a registration. Also commencing on June 30, 1999, ESL is entitled to participate in any registration of Common Stock initiated by Venturi. In connection with this Offering, the Series B Preferred stock is being surrendered and canceled in exchange for issuance to ESL of Common Stock included in this Offering. As a result, after completion of the Offering, there will be no Series B Preferred Stock subject to the Registration Rights Agreement.

Venturi also is a party to a Registration Rights Agreement with Entrepreneurial Investors, Ltd., dated December 31, 1997. Entrepreneurial Investors, Ltd. is the holder of 250,000 shares of Venturi's issued and outstanding Series B Preferred Stock. Together, ESL and EES own all of the issued and outstanding shares of Venturi's Series B Preferred Stock. The Registration Rights Agreement grants EES the right to demand that Venturi register under the Securities Act Common Stock issuable upon conversion of the Series B Preferred Stock. This demand right commences December 31, 1997, and Venturi is obligated to use its best efforts to effect such a registration. Also commencing on December 31, 1997, EES is entitled to participate in any registration of Common Stock initiated by Venturi. In connection with this Offering, the Series B Preferred stock is being surrendered and canceled in exchange for issuance to EES of Common Stock included in this Offering. As a result, after completion of the Offering, there will be no Series B Preferred Stock subject to the Registration Rights Agreement.

Venturi is a party to a Business and Financial Advisory Agreement with CDL Capital Corp. (one of the holders of the Series C Preferred Stock), pursuant to which Venturi retained CDL Capital Corp. to serve as its financial advisor. Venturi is obligated to reimburse CDL Capital Corp. for expenses, to pay consulting fees of $200 per hour, and to pay a success fee equal to a percentage of funds raised for Venturi through debt or equity financings. As a retainer, CDL Capital Corp. was paid a fee of warrants to acquire 100,000 shares of Common Stock, at an exercise price of $2.05 per share. The agreement runs for a period of one year from March 10, 1998, the date it was signed.

                      PRINCIPAL AND CONVERTING STOCKHOLDERS

The following table sets forth certain information as of the date of this Prospectus, regarding ownership of Venturi's Common Stock (i) by each person known by Venturi to be the beneficial owner of more than 5% of Venturi's outstanding Common Stock, (ii) by each director of Venturi, (iii) by certain related stockholders, and (iv) by all executive officers and directors of Venturi as a group. All persons named have sole voting and investment power with respect to such shares, subject to community property laws, and except as otherwise noted. The table includes unexercised options to acquire Common Stock held by executive officers and directors. The table assumes that there will be 6,707,666 shares of Common Stock outstanding after the Offering, and that there are 5,930,811 shares of Common Stock outstanding (being the sum 4,752,804 shares of Common Stock outstanding as of June 30, 1998 plus the options to acquire 1,178,007 shares of Common Stock outstanding as of June 30, 1998).

                                                                                 Percentage Beneficially Owned
                                                                                 -----------------------------
Stockholder Name (1)                                 Number of Shares Owned   Before Offering    After Offering (2)
----------------                                     ----------------------   ---------------    ------------------

         5% STOCKHOLDERS
         ---------------
         Gaylord Karren                                      1,121,515             18.9%               16.7%
         John Hopkins                                        1,121,515             18.9%               16.7%
         Merrill Littlewood (3)                                402,734              6.8%                6.0%

         DIRECTORS AND OFFICERS
         Gaylord Karren                                      1,121,515             18.9%               16.7%
         John Hopkins                                        1,121,515             18.9%               16.7%
         William Thomas                                         89,618              1.5%                1.3%
         Merril L. Littlewood (3)                              402,734              6.8%                6.8%
         Joel Karren                                            72,381              1.2%                1.2%
         Ronald M. Karren                                       29,069                *%                  *%
         James Stone                                            27,383                *%                  *%

         All executive officers and directors as a
         group (seven persons)                               2,864,215             47.3%               41.7%

         CONVERTING STOCKHOLDERS
         -----------------------
         Entrepreneurial Investors, Ltd. (4)                 1,550,000              0                  23.1%
         InvestLinc Emerging
           Growth Fund, LLC (5)                                372,862              0                   5.6%

*Less than 1%

(1) See table under "Management of Venturi" for offices and directorships held by the persons listed hereunder. (2) Assumes issuance of all shares of Common Stock offered hereby. (3) Includes 400,000 shares for which Mr. Littlewood holds options, and 2,734 shares owned outright. (4) Series B Preferred Stockholders. See "Description of Securities--Preferred Stock Conversion." (5) Series C Preferred Stockholders. See "Description of Securities--Preferred Stock Conversion."

                            DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of Venturi's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

GENERAL. Venturi is authorized to issue 20,000,000 shares of Common Stock, $.001 par value per share. At June 30, 1998, there were 4,752,804 shares issued and outstanding. All shares of Common Stock outstanding are validly issued, fully paid and non-assessable. There are presently outstanding warrants to acquire 677,269 shares of Common Stock.

VOTING RIGHTS. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of Common Stock holding, in the aggregate, more than fifty percent (50%) of the total voting rights can elect all of the directors of Venturi.

DIVIDEND POLICY. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by Venturi's Board of Directors out of the funds legally available therefore and subject to the rights, if any, of the holders of outstanding shares of preferred stock. Any such dividends may be paid in cash, property or additional shares of Common Stock. Venturi has not paid any dividends on its Common Stock since its inception and presently anticipates that all earnings, if any, will be retained for development of Venturi's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of Venturi's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Venturi, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary, of Venturi, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of Venturi after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of Preferred Stock.

CERTAIN PROVISIONS OF NEVADA LAW AND OF VENTURI'S ARTICLES OF INCORPORATION AND BYLAWS. Venturi's Articles of Incorporation and Bylaws require Venturi to indemnify its directors and officers to the fullest extent permitted by Nevada law. Nevada law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Nevada law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its stockholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its stockholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

Venturi does not maintain director and officer liability insurance.

TRANSFER AGENT. Zions Bank, has been appointed the transfer agent for the Common Stock and Preferred Stock, and can be reached at Main Street & South Temple, 3rd Floor, Salt Lake City, Utah 84111, Attention: Shelene Brown.

PREFERRED STOCK

Venturi's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of Preferred Stock with a par value of per share. The Articles provide that such Preferred Stock may contain special preferences as determined by the Board of Directors of Venturi, including, but not limited to, the bearing of interest and convertibility into shares of Common Stock of Venturi. Venturi's Board has created three series of Preferred Stock, 10% Cumulative Convertible Series A Preferred Stock, 6% Cumulative Convertible Series B Preferred Stock, and 6% Cumulative Convertible Series C Preferred Stock. In connection with the preparation of this Offering, Venturi became aware of a possible ambiguity in the language in its Articles of Incorporation dealing with the authority of the Board of Directors to create separate series of Preferred Stock. The relevant language in the Articles of Incorporation provides that the Preferred Stock may contain special preferences as determined by the Board of Directors. Section
78.195 of the Nevada General Corporation Law provides that the Articles of Incorporation may vest in the Board of Directors the authority to prescribe the classes, series and number of each class or series of stock. To clarify this ambiguity, Venturi has amended its Articles of Incorporation to specifically provide that the Board of Directors has the authority to prescribe classes, series and number of shares of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock. This amendment to the Articles of Incorporation was ratified by a majority of Venturi's stockholders. Venturi's management believes that all shares of Series A, B and C Preferred Stock have been duly authorized, and are validly issued and outstanding.

SERIES A PREFERRED. Venturi authorized the issuance of up to 150,000 shares of Series A Preferred Stock, by resolution dated December 24, 1997, although the exchange of the Series A Preferred for the Series A Preferred of the Texas corporation was approved June 30, 1997. As of June 30, 1998, there were 64,410 shares of Series A Preferred Stock outstanding. The Series A Preferred Stock is entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative quarterly cash dividends at the annual rate of $1.00 per share, in preference to and in priority over any dividends with respect to the Common Stock. Dividends on the Series A Preferred Stock accumulate from and including their original issue date and are payable on the tenth day after the end of each calendar quarter. In the event funds are not legally available to pay such dividends in cash, such dividends shall, at the option of Venturi, cumulate and be paid in cash at such time as funds are then legally available to pay such dividends, or be paid in shares of Venturi's Common Stock valued at the greater of $10.00 per share or 90% of the then market value of Venturi's Common Stock if such Common Stock is then traded on a national exchange. As long as shares of the Series A Preferred Stock are outstanding, if Venturi is in default or in arrears in respect to the payment of dividends on the Series A Preferred Stock or any stock subsequently issued that is of equal priority to the Series A Preferred Stock, or with respect to the optional redemption with respect to the Series A Preferred Stock or any parity stock, Venturi may not declare, pay or set apart any funds for the payment of dividends, redemption, repurchase, retirement or sinking fund payments on any of the Common Stock.

In the event of any liquidation, dissolution or winding up of Venturi, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, after all debts are paid, out of the assets of Venturi, the sum of $10.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment may be made or any assets distributed to the holders of Common Stock. If, upon any such liquidation, dissolution or winding up of Venturi, the assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amount of the liquidation preference, then the entire assets of Venturi legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock in proportion to the numbers of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock held by them. After payment of the full $10.00 liquidation preference plus any accumulated and unpaid dividends, the holders of the Series A Preferred Stock will not share in any other assets of Venturi distributed to holders of equity securities.

Venturi has the option to call the Series A Preferred Stock for redemption at any time. The price paid to the holders of the Series A Preferred Stock by Venturi for any such redemption shall equal $11.00 per share plus any accrued or unpaid dividends to the date of the call for redemption. Such redemption price shall, at the option of the holder of the shares, either be paid in cash or in Common Stock at a conversion rate of 1.093585771 shares of Common Stock for each share of Series A Preferred Stock.

The holders of the Series A Preferred Stock have the right to convert any or all of such shares into shares of Common Stock at a conversion ratio of 1.093585771 shares of Common Stock for each share of Series A Preferred Stock. The conversion option may be exercised at any time, except that if the Series A Preferred Stock is called for redemption, the conversion rights pertaining thereto terminate at the close of business on the date fixed for redemption unless Venturi defaults on the payment of the redemption price plus accumulated and unpaid dividends. All shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at a conversion ratio of 1.09358571 shares of Common Stock for one share of Series A Preferred Stock prior to the consummation of a firmly underwritten public offering of Venturi's Common Stock.

Venturi is required to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock. The holders of the Series A Preferred Stock have no demand registration rights. Holders of Series A Preferred Stock, voting as a class, are entitled to piggyback registration rights with respect to any securities registration undertaken by Venturi, subject to the right of Venturi to reduce the number of shares, including to zero, which are proposed to be registered on behalf of holders of the Series A Preferred Stock pro rata in view of market conditions.

Each holder of Series A Preferred is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible (without regard to any fractional shares issuable upon such conversion), and they are entitled to vote on all matters on which the Common Stock is entitled to vote, unless otherwise required by applicable law or in cases where the rights and privileges of the Common Stockholders may be altered or diminished. The holders of the Series A Preferred Stock are entitled to notice of stockholders meetings in accordance with Venturi's bylaws.

Without the prior consent of a majority of the total number of shares of the Series A Preferred Stock and Common Stock then outstanding, Venturi may not (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock materially or adversely; or (b) increase the authorized number of shares of Series A Preferred Stock; or (c) create any new class of shares having rights, preferences or privileges senior to the Series A Preferred Stock holders as to dividend rights, redemption rights or liquidation rights.

SERIES B PREFERRED. Venturi authorized the issuance of up to 315,000 shares of Series B Preferred Stock by resolution dated December 24, 1997. As of June 30, 1998, there were 260,000 shares of Series B Preferred Stock outstanding. The Series B Preferred Stock is entitled to receive cumulative quarterly cash dividends at the annual rate of 6% per annum, payable by issuance of shares of Venturi's Common Stock, based on the thirty (30) day average closing bid price of the Common Stock prior to the dividend date. If there is no trading in the Common Stock for thirty (30) days prior to the dividend date, the dividend shall be calculated using a value of the Common Stock of $5.00 per share. As of June 30, 1998, no shares of Common Stock had been issued to the holders of the Series B Preferred Stock as dividends. As long as shares of the Series B Preferred Stock are outstanding, if Venturi is in default or in arrears in respect to the payment of dividends on the Series B Preferred Stock or any stock subsequently issued that is of equal priority to the Series B Preferred Stock, Venturi may not declare, pay or set apart any funds for the payment of dividends, redemption, repurchase, retirement or sinking fund payments on any of the Common Stock. The Series B Preferred Stock has equal priority with the Series A Preferred Stock and the Series C Preferred Stock with respect to the payment of dividends.

In the event of any liquidation, dissolution or winding up of Venturi, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, after all debts are paid, out of the assets of Venturi, the sum of $10.00 per share plus an amount equal to all accumulated and unpaid stock dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment may be made or any assets distributed to the holders of Common Stock. If, upon any such liquidation, dissolution or winding up of Venturi, the assets to be distributed among the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amount of the liquidation preference, then the entire assets of Venturi legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A, B and C Preferred Stock in proportion to the numbers of Preferred Stock held by them. After payment of the full $10.00 liquidation preference plus any accumulated and unpaid dividends, the holders of the Series B Preferred Stock will not share in any other assets of Venturi distributed to holders of equity securities.

The holders of the Series B Preferred Stock have the right to convert any or all of such shares into shares of Common Stock at a conversion ratio of 5 shares of Common Stock for each share of Series B Preferred Stock, adjusted to take into account any unpaid dividends.

Venturi is required to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock. Holders of Series B Preferred Stock have no voting rights, except that for a period of five (5) years from the original issue date or December 31, 1997, the holders of the Series B Preferred Stock have the right to designate one member of the Board of Directors, and Venturi agrees to cause such designee to be elected to the Board. The holders of the Series B Preferred Stock have not exercised such designation right. As a result of the conversion of the Series B Preferred Stock in connection with the Offering, the Series B Preferred Stock will be canceled, and this right of designation will terminate.

Without the prior consent of a majority of the total number of shares of the Series B Preferred Stock and Common Stock then outstanding, Venturi may not (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock materially or adversely; or (b) increase the authorized number of shares of Series B Preferred Stock; or (c) create any new class of shares having rights, preferences or privileges senior to the Series B Preferred Stock holders as to dividend rights, redemption rights or liquidation rights.

The Series B Preferred Stock will be converted into Common Stock, surrendered and canceled as a result of the Offering. Therefore, after consummation of the Offering, there will be no Series B Preferred Stock outstanding.

SERIES C PREFERRED. Venturi authorized the issuance of up to 1,000,000 shares of Series C Preferred Stock by resolution dated July 28, 1998. As of June 30, 1998, there were 372,862 shares of Series C Preferred Stock outstanding. The Series C Preferred Stock was created for issuance pursuant to a Stock Purchase Agreement dated as of April 10, 1998, between Venturi and CDL Capital Corp.(now known as Invest Linc Capital Corp., a Nevada corporation) and CDL Emerging Growth Equity Fund I, L.L.C. (now known as Invest Linc Emerging Growth Equity Fund I, L.L.C., a Nevada limited liability company). These entities paid $2.05 per share for the Series C Preferred Stock. CDL Capital Corp. has been granted an option to acquire up to 414,634 additional shares of Series C Preferred Stock; and CDL Emerging Growth Equity Fund has been granted an option to acquire an additional 536,585 shares of the Series C Preferred Stock. For every two shares of Series C Preferred Stock purchased by CDL Capital, CDL Capital has a warrant to acquire one share of Common Stock at a price of $2.05 per share.

The Series C Preferred Stock is entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative quarterly cash dividends at the annual rate of 6% per annum, payable quarterly in cash or in the equivalent number of shares of Common Stock, at the rate of $2.05 per share.

Venturi is required to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock. The Series C Preferred Stock is convertible into Common Stock of Venturi on a share for share basis, at any time. The holders of the Series C Preferred Stock have the right to piggyback on any registration of Company Common Stock. Holders of Series C Preferred Stock have no voting rights.

Without the prior consent of a majority of the total number of shares of the Series C Preferred Stock and Common Stock then outstanding, Venturi may not (a) alter or change the rights, preferences or privileges of the Series C Preferred Stock materially or adversely; or (b) increase the authorized number of shares of Series C Preferred Stock; or (c) create any new class of shares having rights, preferences or privileges senior to the Series C Preferred Stock holders as to dividend rights, redemption rights or liquidation rights.

CONVERSION OF PREFERRED STOCK. There is presently a dividend accumulation of $32,064 with respect to the Series A Preferred Stock, and stock dividends of 2,870 shares of Common Stock, with respect to the Series B Preferred Stock. As part of the Offering, the holders of the Series B Preferred Stock, and the Series C Preferred Stock have agreed to sell their Preferred Stock and surrender their accumulated rights to dividends and certain registration rights to Venturi in consideration of the issuance by Venturi of Common Stock being registered in this Offering. The Common Stock issued to the holders of Preferred Stock will be freely tradeable. Because the holders of the Preferred Stock will collectively own 28.7% of the Common Stock after completion of the Offering, their sales could have an adverse effect on the market price for the Common Stock. See "Risk Factors--Price Fluctuations". Venturi has received assurances that the former Series B Preferred Stock holders do not intend to sell their shares within 90 days after completion of the Offering; however, such assurances are not in writing, and therefore may not be enforceable. Venturi cannot guarantee that the former holders of Series B Preferred Stock will not immediately sell the Common Stock received in the Offering. The Series C Preferred Stock holders have signed a Lock-up Agreement. See "Shares Eligible For Future Sale." After completion of the Offering, there will be no outstanding Series B or Series C Preferred Stock. Venturi will continue to have 64,410 shares of Series A Preferred Stock outstanding.

                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offer and sale of the shares offered hereby, Venturi will have outstanding 6,707,666 shares of Common Stock. All shares of Common Stock sold in this Offering will be freely tradable without restrictions under the Securities Act.

Of the 4,752,804 shares of Common Stock currently outstanding, all but 476,000 are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 thereunder. The Common Stock held by Gaylord Karren and John Hopkins is subject to a Lockup Agreement dated December 31, 1997, pursuant to which these stockholders agree not to sell any of their Common Stock prior to May 31, 1999, unless the Common Stock trades at an average price of $10.00 per share for 30 days on trading volume of at least 15,000 shares. In that case, up to 1,000 shares of Common Stock may be released from the restriction per week. As noted above, the Series C Preferred Stockholders have signed a Lockup Agreement, in which they have agreed not to sell the Common Stock received in this Offering until May 31, 1999, except for Common Stock that may be released if the Common Stock trades at an average price of $10.00 per share for 30 days on trading volume of at least 15,000 shares.

In general, under Rule 144 as currently in effect, any affiliate of Venturi and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, is entitled to sell in the open market within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of Venturi's common stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about Venturi. Non-affiliates of Venturi who have held their restricted shares for one year are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows the existing stockholders of Venturi to sell their shares of Common Stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.

As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in the public market beginning 90 days after the date of this Prospectus.

Prior to this offering, no public market for Venturi's securities has existed, although the Common Stock is quoted on the OTC Bulletin Board. Following this offering, no predictions can be made of the effect, if any, of future public sales of restricted securities or the availability of restricted securities for sale in the public market. Moreover, Venturi cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 because such sales will depend on, among other factors, the market price of the Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Common Stock under Rule 144 could adversely affect prevailing market prices for Venturi's securities.

                              PLAN OF DISTRIBUTION

Venturi is offering to sell, on a best efforts basis, up to 32,000 (subject to change) newly issued shares of its Common Stock at $______________ per share.

This Offering is being made directly by Venturi through written announcements, under the direction of Gaylord Karren, Venturi's Chairman and CEO. Venturi will publish announcements of the offering, and will mail copies of the announcement to its stockholders, customers and inquirers. The announcements will provide the very limited information permitted under applicable securities laws and will give Venturi's telephone number, mailing address and e-mail address for requesting this Prospectus. Similar announcements will be published in other selected media and mailed to other selected individuals. Assistance in connection with the offering will be available from the selling agents, if any; from Gaylord Karren, CEO of Venturi; and from Joe Fox, Venturi's Stockholder Relations Coordinator.

Compensation will be paid only to any registered securities broker-dealer selected by Venturi as a selling agent, and then only as a percent of the offering price. No compensation related to sales of shares will be paid to any employees of Venturi. Venturi will indemnify the selling agents against liabilities for claimed misstatements or omissions in this Prospectus.

Only residents of those states in which the Common Stock offered hereby has been qualified for sale under applicable securities or Blue Sky laws may purchase shares in this offering.

Shares may be purchased by mailing or delivering a check for the purchase price to Venturi, at its headquarters in Orem, Utah. Within 10 days after its receipt of a check for the purchase price, Venturi will send a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by Venturi.

The offering will begin on the date of this Prospectus and continue until either all of the Common Stock has been sold or Venturi terminates the offering.

                              AVAILABLE INFORMATION

Venturi Technologies, Inc., a Nevada corporation (the "Company") has filed with the Commission a Registration Statement on Form SB-2 (Registration No. ___________ ) under the Securities Act for the registration of the shares of Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and exhibits and schedules thereto for further information with respect to Venturi and the securities to which this Prospectus relates. Statements made herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected without charge at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

Upon consummation of the offering of the Common Stock, Venturi will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Commission. Such reports and other information can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office, 26 Federal Plaza, New York, New York 10007, and its Chicago Regional Office, Everett McKinley Dirksen Building, 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

Venturi intends to deliver annual reports to the holders of its securities which will contain, among other information, audited financial statements examined and reported upon by its independent certified public accountants.

                          INDEX TO FINANCIAL STATEMENTS

1.   Venturi Technologies, Inc.
     Unaudited Consolidated Income Statement
     Six Months Ended June 30, 1998.....................................    F-2

2.   Venturi Technologies, Inc.
     Unaudited Consolidated Balance Sheet
     Six Months Ended June 30, 1998.....................................    F-4

3.   Venturi Technologies, Inc.
     Audited Consolidated Financial Statements
     Years Ended December 31, 1997 and 1996
     with Report of Independent Auditors................................    F-6

                           Venturi Technologies, Inc.
                     Unaudited Consolidated Income Statement
                         Six Months Ended June 30, 1998

REVENUES:
     Carpet and Restoration           2,203,718.11
     Customer Refunds                 -   1,899.55
                                      ------------

TOTAL REVENUES                        2,201,816.56
                                      ------------

NET REVENUES                                            2,201,818.56
                                                        ------------

COST OF GOODS SOLD:
     Restoration                        352,290.88
     Carpet Wages                       515,225.41
     Fuel and Oil                        68,256.36
     Contract Labor                       2,978.56
                                      ------------

TOTAL COST OF GOODS SOLD                938,751.21
                                      ------------

GROSS PROFIT                                            1,263,067.35
                                                        ------------

OPERATING EXPENSES:
     Health Insurance                    13,210.91
     Contract Labor                      14,311.82
     Base Salaries                      242,199.98
     Equipment Repair                     4,403.64
     Machinery Repair                     3,302.73
     Vehicle Repair                       6,605.45
     Fuel and Oil                         6,615.09
     Shop Supplies                       55,045.45
     Travel                               4,183.45
     Chemicals                            6,825.64
     Marketing/Promotion                  8,366.91
     Advertising                         11,009.09
     Office Supplies                      5,944.91
     Utilities                           10,568.73
     Pagers/Radios                       14,972.36
     Uniforms                             9,247.64
     Shop Rent                           41,834.54
     Telephone                           28,623.63
     Payroll Taxes                       55,045.45
     Vehicle Insurance                   46,238.18
     Vehicle Lease                        2,739.26
     Other                                  378.56
     Personal Property Taxes              7,546.04
     Freight                             15,412.73

     Auto Licensing                             8,167.51
     Leased Equipment                             398.56
     Dues & Subscriptions                       4,868.28
     Bank Charges                               4,623.82
     Commissions                                7,895.66
     Operating Costs of Video-Air             245,862.50
     Operating Costs of All Valley            132,387.45
     Miscellaneous                              4,188.44
     Depreciation                              77,063.63
                                            ------------

TOTAL OPERATING EXPENSES                    1,100,088.04
                                            ------------

INCOME BEFORE G&A                                               162,979.31

G&A EXPENSES:
     Depreciation                              43,138.77
     Contract Labor                            71,897.75
     Mid Management Salaries                  330,272.70
     Management Fees                           95,478.43
     Travel-Accommodations                     14,375.55
     Travel-Airfare                            78,759.10
     Travel-Meals                               2,422.78
     Travel-Transportation                     43,138.65
     Marketing                                132,109.08
     Advertising                               46,238.18
     Office Supplies                           12,984.66
     Utilities                                 22,018.29
     Rent                                      63,861.55
     Telephone                                 60,492.78
     Liability Insurance                       52,666.80
     Interest                                  49,512.56
     Leased Equipment                           2,240.02
     Accounting Fees                           29,479.10
     Amortization                               6,605.45
     Bank Charges                               4,183.45
     Consulting Fees                           67,063.63
     Legal Fees                                90,388.54
     Factoring Fees                            19,816.36
     Contributions                              2,000.00
     Training                                   7,706.36
     Compliance Fees                           12,459.71
                                            ------------
TOTAL G&A EXPENSES                          1,361,310.25
                                            ------------
NET PROFIT                                                   -1,198,330.94
                                                              ------------

                           Venturi Technologies, Inc.
                      Unaudited Consolidated Balance Sheet
                         Six Months Ended June 30, 1998

ASSETS
     Current Assets
         Bank of America Fork                        90,583.55
         T-Co Manufacturing                             113.66
         Orem Community Bank                            641.37
         Whisperwood                                    839.07
         Western Community Bank                       1,221.74
         Petty Cash                                     200.00
         Accounts Receivable                        409,703.59
         Accounts Receivable-Factored              -240,824.13
         Factored Receivable-Reserve                 32,249.83
         Deposits                                    32,061.32
         WIP Inventory-Restoration                   37,635.00
         N/R - Primacide                              1,494.00
                                                  ------------
     Total Current Assets                                                365,919.00

     Fixed Assets
         Machinery & Equipment                      441,673.92
         Machinery & Equipment Phase 7               18,112.38
         Capital Lease Equipment                    940,000.67
         Office Furniture                               752.35
         Hand Tools                                   3,281.57
         Computers and Office Equipment              40,095.02
         Computer Software                            9,818.44
         Vehicles                                   384,404.66
         Buildings                                  209,500.00
         Land                                        20,000.00
         Less:  Accumulated Depreciation           -753,896.57
         Assets Acquisitions                        124,235.17
                                                  ------------
     Total Fixed Assets                                                1,437,977.61

     Other Assets:
         Organizational Costs                        69,827.00
                                                  ------------
     Total Other Assets                                                   69,827.00

TOTAL ASSETS                                                           1,873,723.61
                                                                       ------------

LIABILITIES
     Current Liabilities
         Accounts Payable                               337,339.61
         Accrued Wages                                   76,245.40
         Preferred Dividends                              2,390.00
         Note Payable-James Stone                        11,800.00
         Current Portion of Long Term Debt              178,491.49
         Federal Taxes Payable                            1,256.83
         FICA Taxes                                       1,283.90
         Payroll Taxes Payable                            1,283.90
         State Taxes Payable                                480.56
                                                     -------------
     Total Current Liabilities                                           610,571.69


     Long Term Liabilities
         Notes Payable-Equipment                        777,383.05
         Notes Payable-Banks                             29,383.02
         Notes Payable-Land/Buildings                   253,717.83
         Notes Payable-Officers/Employees               453,174.00
         Notes Payable-Protech Acquisition               90,269.66
                                                     -------------
     Total Long-Term Liabilities                                       1,604,348.56
                                                                       ------------

TOTAL LIABILITIES                                                      2,214,920.25

EQUITY
     Common Stock                                     1,658,217.00
     Preferred Stock                                  2,603,934.00
     Additional Paid-in-Capital                          19,489.00
     Preferred Stock Subscription Receivable            -42,648.00
     Retained Earnings                               -3,381,857.70
     Year-to-date Earnings                           -1,198,330.94
                                                     -------------
TOTAL EQUITY                                                            -341,196.64
                                                                       ------------
TOTAL LIABILITIES AND EQUITY                                           1,873,723.61
                                                                       ------------

VENTURI TECHNOLOGIES, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1997 AND 1996
WITH REPORT OF INDEPENDENT AUDITORS

                           VENTURI TECHNOLOGIES, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

CONTENTS

Report of Independent Auditors...............................................  1

Audited Consolidated Financial Statements

Consolidated Balance Sheets..................................................  2
Consolidated Statements of Operations........................................  3
Consolidated Statements of Stockholders' Equity (Deficit)....................  4
Consolidated Statements of Cash Flows........................................  5
Notes to Consolidated Financial Statements...................................  6

CHILD & COMPANY
---------------
A PROFESSIONAL CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
265 EAST 100 SOUTH, SUITE 300, SALT LAKE CITY, UT 84111
                                       PHONE: (801) 534-0774 FAX: (801) 359-2320





                          INDEPENDENT AUDITORS' REPORT


Shareholders and Officers
Venturi Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Venturi Technologies, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Venturi Technologies, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




May 19, 1998

                           VENTURI TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                                     December 31
                                                                               1997               1996
                                                                           -----------        -----------
ASSETS                                                                                    (Restated - Note J)
Current assets
    Cash and cash equivalents - Note C                                     $     7,379        $     4,181
      Accounts receivable, net of allowance of $27,000
        in 1997 and 1996                                                        71,628             82,992
    Other current assets                                                        18,257              4,063
                                                                           -----------        -----------
Total current assets                                                            97,264             91,236
Fixed assets
    Capital lease equipment                                                    352,161            170,476
    Machinery and equipment                                                    336,019            340,066
    Computer and office equipment                                               46,911             14,150
    Automobiles and trucks                                                     454,484            368,904
    Buildings                                                                  209,500            283,000
    Land                                                                        20,000             20,000
                                                                           -----------        -----------
Total fixed assets                                                           1,419,075          1,196,596
    Less accumulated depreciation                                              579,912            392,390
                                                                           -----------        -----------
Net fixed assets                                                               839,163            804,206
Other assets
    Unamortized debt issue costs, net of accumulated
      amortization of $38,978 and $19,489                                       58,468             77,957
                                                                           -----------        -----------
Total assets                                                               $   994,895        $   973,399
                                                                           ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
    Accounts payable                                                       $   351,890        $   216,397
    Checks drawn in excess of bank balance                                      28,950             20,696
    Accrued liabilities                                                        297,919            154,786
    Bank line-of-credit - Note B                                                29,804             29,199
    Notes payable to stockholders - Note B                                     157,851             33,275
    Current portion long term debt and capital leases                          370,855            229,387
    Notes payable to employees - Note B                                           --                8,800
                                                                           -----------        -----------
Total current liabilities                                                    1,237,269            692,540
Long-term liabilities - Note C
    Notes payable - stockholders                                               443,359            461,292
    Capital lease obligations                                                  170,108            117,335
    Notes payable to banks and vehicle finance companies                       247,668            310,201
    Notes payable - other                                                       52,049            122,706
                                                                           -----------        -----------
Total long-term liabilities                                                    913,184          1,011,534
Commitments and contingencies - Note I                                            --                 --
Stockholders' equity (deficit) - Note D
    Preferred stock, -Series A & B, $.001 par value, cumulative, convertible, 5,000,000 shares authorized, 269,410 and 39,560
        shares issued and outstanding                                              269                 39
    Common stock, $.001 par value, 20,000,000 shares authorized,
        4,455,121 and 2,582,618 shares issued and outstanding                    4,454              2,582
    Additional Paid-in capital                                               4,511,690            851,412
    Retained earnings (deficit)                                             (4,801,971)        (1,584,708)
    Preferred stock subscription receivable                                   (870,000)              --
                                                                           -----------        -----------
Total stockholders' equity (deficit)                                        (1,155,558)          (730,675)
                                                                           -----------        -----------
Total liabilities and stockholders' equity (deficit)                       $   994,895        $   973,399
                                                                           ===========        ===========



                        See notes to financial statements

                           VENTURI TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                      Year ended December 31
                                                                     1997               1996
                                                                 -----------        -----------

Revenues:                                                                        (Restated - Note J)
    Carpet cleaning                                              $ 1,058,033        $   674,750
    Damage restoration revenues                                    1,102,529          1,323,585
                                                                 -----------        -----------
                                                                   2,160,562          1,998,335
Expenses:
    Carpet cleaning costs                                            322,004            339,859
    Damage restoration costs                                         600,766            657,359
    Advertising                                                      117,231             71,054
    Other selling, general & administrative                        3,946,426          1,978,007
    Depreciation expense                                             215,503            139,665
    Interest                                                         121,085             89,708
                                                                 -----------        -----------
Total expenses                                                     5,323,015          3,275,652
                                                                 -----------        -----------

Net (loss) from continuing operations before
    income tax benefit                                            (3,162,453)        (1,277,317)

Income tax expense benefit - continuing operations                      --               66,537
                                                                 -----------        -----------

Net (loss) from continuing operations                             (3,162,453)        (1,210,780)

    Net income from discontinued operations
        (less applicable income taxes of $14,346) - Note F              --               62,408
                                                                 -----------        -----------

Net (loss)                                                       $(3,162,453)       $(1,148,372)
                                                                 ===========        ===========


Per share amounts (basic and diluted):

    Net loss from continuing operations                          $      (.79)       $      (.52)

    Net income from discontinued operations                      $      --          $       .03
                                                                 -----------        -----------

    Net (loss)                                                   $      (.79)       $      (.49)
                                                                 ===========        ===========

Shares used in computing per share amounts                         4,068,784          2,341,962
                                                                 ===========        ===========


                        See notes to financial statements
                                      F-10

                           VENTURI TECHNOLOGIES, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                           Preferred Stock        Preferred Stock
                                      Common Stock          (Series A & B)         Subscription
                                  Shares      Amount     Shares        Amount       Receivable
                               -----------   -------   ---------    -----------     -----------
Balances at
    January 1, 1996              1,818,583   $ 1,818        --         $   --        $      --

Common stock issued
    for cash                        63,169        63        --             --               --

Common stock issued
    in lieu of interest            700,866       701        --             --               --

Preferred stock issued
    for cash                          --        --        38,850             38             --

Preferred stock issued
    for services                      --        --           710              1             --

Preferred stock dividends
     paid or accrued                  --        --          --             --               --

Net loss                              --        --          --             --               --
                               -----------   -------   ---------       --------      -----------
Balances at
    January 1, 1997              2,582,618     2,582      39,560             39             --

Common stock issued
    for cash                     1,830,268     1,830        --             --               --

Compensatory stock
    options issued at less
    than fair value - Note D          --        --          --             --               --

Common stock issued
    in lieu of wages and
    rent, etc                       42,235        42        --             --               --

Preferred stock issued
    for cash                          --        --       198,850            199         (870,000)

Preferred stock issued
    for services and fees             --        --        31,000             31             --

Preferred stock dividends
    paid or accrued                   --        --          --             --               --

Net loss                              --        --          --             --               --
                               -----------   -------   ---------       --------      -----------
Balances at
    December 31, 1997            4,455,121   $ 4,454     269,410       $    269      $  (870,000)
                               ===========   =======   =========       ========      ===========


                                Additional        Retained
                                 Paid-in          Earnings
                                 Capital          (deficit)           Total
                               -----------       -----------       -----------
Balances at                                   (Restated - Note J)
    January 1, 1996            $   229,821       $  (426,446)       $  (194,807)

Common stock issued
    for cash                       129,285              --              129,348

Common stock issued
    in lieu of interest             96,745              --               97,446

Preferred stock issued
    for cash                       388,462              --              388,500

Preferred stock issued
    for services                     7,099              --                7,100

Preferred stock dividends
     paid or accrued                  --              (9,890)            (9,890)

Net loss                              --          (1,148,372)        (1,148,372)
                               -----------       -----------        -----------
Balances at
    January 1, 1997                851,412        (1,584,708)          (730,675)

Common stock issued
    for cash                       839,114              --              840,944

Compensatory stock
    options issued at less
    than fair value - Note D     1,396,000              --            1,396,000

Common stock issued
    in lieu of wages and
    rent, etc                      151,894              --              151,936

Preferred stock issued
    for cash                     1,118,301              --              248,500

Preferred stock issued
    for services and fees          154,969              --              155,000

Preferred stock dividends
    paid or accrued                   --             (54,810)           (54,810)

Net loss                              --          (3,162,453)        (3,162,453)
                               -----------       -----------        -----------
Balances at
    December 31, 1997          $ 4,511,690       $(4,801,971)       $(1,155,558)
                               ===========       ===========        ===========



                        See notes to financial statements
                                      F-11

                           VENTURI TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               Year ended December 31
                                                                              1997               1996
                                                                          -----------        -----------

CASH FLOWS FROM OPERATING ACTIVITIES                                                      (Restated - Note J)
    Net loss                                                              $(3,162,453)       $(1,148,372)
    Adjustments to reconcile net loss to net cash used in operating activities:
        Provision for losses on accounts receivable                              --               87,000
        Provision for write-down of other assets                                 --               58,442
        Gain on disposal of property                                          (82,228)              --
        Preferred stock issued for services and fees                          155,000               --
        Common stock issued in lieu of wages and rent                         151,936               --
        Compensatory options                                                1,396,000               --
        Depreciation and amortization                                         215,503            153,165
        Changes in operating assets and liabilities:
            Accounts receivable                                                11,364            (40,019)
            Other current assets                                              (14,194)            (3,423)
            Accounts payable and accrued liabilities                          260,710            269,588
            Debt service costs                                                 19,489             19,489
            Checks drawn in excess of bank balance                              8,254             20,696
            Deferred taxes                                                       --              (49,843)
                                                                          -----------        -----------
        NET CASH USED IN OPERATING ACTIVITIES                              (1,040,619)          (633,277)
CASH FLOWS FROM INVESTING ACTIVITIES
        Purchases of equipment and other fixed assets                         (81,499)           (35,229)
                                                                          -----------        -----------
          NET CASH USED IN INVESTING ACTIVITIES                               (81,499)           (35,229)
                                                                          -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES
        Net proceeds form bank line-of-credit                                     605               --
        Proceeds from notes payable and capital lease obligations                 228             69,291
        Proceeds from notes payable to stockholders                           261,105            154,975
        Payments on notes payable and capital lease obligations              (146,485)          (123,916)
        Payments on notes payable to stockholders                             (33,887)           (10,512)
        Payments on notes payable to employees                                 (8,800)              --
        Issuances of common stock for cash                                    840,944            129,347
        Issuances of preferred stock for cash                                 248,500            395,600
        Payment of cash dividends on preferred stock                          (36,893)              (938)
                                                                          -----------        -----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                           1,125,317            602,856
                                                                          -----------        -----------
NET INCREASE (DECREASE) IN CASH                                                 3,198            (54,659)
Cash at Beginning of Year                                                       4,181             58,840
                                                                          -----------        -----------
CASH AT END OF YEAR                                                       $     7,379        $     4,181
                                                                          ===========        ===========

SUPPLEMENTAL DISCLOSURES
Schedule of non-cash investing and financing activities:
        Issuance of common stock representing unamortized
            debt issuance costs                                           $      --          $    77,957
        Notes payable and capital lease obligations entered into
            to acquire equipment and other fixed assets                   $   221,746        $   264,999
        Preferred stock dividends accrued but not paid                    $    17,917        $     8,952
        Reduction of notes payable via sale of property                   $   140,000        $      --
        Subscription receivable                                           $   870,000        $      --
 Cash interest paid                                                       $   103,150        $    70,001



                        See notes to financial statements
                                      F-12

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


A.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY

The summary of significant accounting policies of Venturi Technologies, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

BUSINESS ACTIVITY

Venturi Technologies, Inc. (the Company, formerly HiTek Carpet Care, Inc.) was formed on January 30, 1997 in Nevada for the purpose of acquiring carpet cleaning and damage restoration service companies. The formation was effected with the issuance of 1,500,000 shares of common stock for $150,000. On June 30, 1997, the Company entered into a stock- for-stock agreement and plan of reorganization between HiTek Carpet Care, Inc. (HiTek) and Venturi Technologies, Inc. (Venturi). The combined company's business purpose is to provide carpet cleaning services for residential, commercial and multi-family locations throughout the U.S., and to manufacture carpet cleaning equipment and chemicals. Pursuant to the stock-for-stock exchange agreement, HiTek issued 2,807,714 additional shares of its common stock in exchange for all outstanding common shares of Venturi. Also, as part of the exchange, HiTek issued 64,410 shares of its Series A preferred, $.001 par value, 10% cumulative, convertible, and voting stock for all 64,410 shares of Venturi preferred, no par value cumulative convertible non-voting stock. As a result of the exchange, the former Venturi shareholders attained ownership and voting control over the combined entity equal to approximately 66% and Venturi became a wholly-owned subsidiary of HiTek. Accordingly, the combination has been accounted for as a reverse stock-for-stock acquisition under the purchase method of accounting. Substantially all of the business activities and purposes of Venturi will continue. Concurrent with the exchange, HiTek changed its name to Venturi Technologies, Inc.

Prior to June 30, 1997, the only transactions of HiTek have been related to organizational and start up activities and only immaterial liabilities existed. Accordingly, the financial statements present the historical financial position and results of operations and retained earnings of Venturi and no goodwill has been recorded. In what is regarded as a recapitalization, the historical stockholders equity of Venturi has been retroactively restated for the equivalent number of shares received in the exchange after giving effect to differences in par value. Costs associated with the business combination have been charged to operations of the combined entity (Venturi Technologies, Inc.).

Venturi was organized and began business in 1992. Prior to the acquisition, Venturi had obtained its growth through a series of mergers with companies engaged in substantially the same business. Accordingly, the Company's consolidated financial statements include not only those of HiTek but also the operations of the combined entities. All inter-company transactions have been eliminated in consolidation.

The names of the entities combined with Venturi and a brief description of each follows:

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY
     (CONTINUED)

         - T-Co Carpet Cleaning and T-Co Heating Systems - a carpet cleaning business and manufacturer of heaters used in carpet cleaning equipment. The acquisition took place in 1996.

         - Protech, Inc. (Stone Maintenance) - a carpet cleaning and flood damage restoration business, acquired in December, 1996.

         - Preferred Carpet Care - a carpet cleaning business, acquired in March, 1996.

         - Dependable Carpet Cleaning - another carpet cleaning business acquired in January, 1996.

A total of 232,706 shares of $.001 par value common stock have been issued in connection with the combinations.

Results of operations of the previously separate enterprises for the period prior to the mergers are summarized as follows:

                        Revenues      $ 864,198
                        Net Loss      $ 108,165

These mergers have been treated as pooling-of-interest business combinations wherein the operating results of each combined entity have been included in the financial statements as though the enterprises had been combined as of the beginning of each year. The combined enterprise has recorded assets and liabilities in conformity with generally accepted accounting principles. Expenses related to the mergers have been deducted from resulting net income.

There were no adjustments to net assets of any of the combined enterprises to comply with or adopt the same accounting principles or the same fiscal years. Under the pooling-of-interests method of accounting the retained earning accounts of all enterprises have been combined.

REVENUE RECOGNITION

The Company records revenues as services are performed and as the customer is billed or payment received.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments with a maturity of three months or less to be cash equivalents.

FIXED ASSETS

Depreciable fixed assets are stated at cost and depreciated using the straight-line method based on estimated useful lives. Amortization of assets under capital leases has been included in depreciation expense.

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY
     (CONTINUED)

ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities as well as footnote disclosures included in the financial statements. Significant estimates relating to debt issuance costs (see note D), allowances for bad debts, income taxes (see note
G), and compensatory stock options (see Note D) have been included in the financial statements. Actual amounts could differ from those reported.

ADVERTISING COSTS

The Company expenses the costs of advertising as incurred. Advertising expenses aggregated $117,231 in 1997, and $71,054 in 1996.

TAXES BASES ON INCOME

Deferred taxes are provided for items recognized in different periods for financial and tax reporting purposes in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

NET LOSS PER SHARE

Net loss per share is computed using the weighted average number of common share outstanding during the period presented.

In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No 128, Earnings Per Share. The Statement simplifies the standards for computing earnings per share ("EPS"), and requires the presentation of both basic and diluted EPS on the face of the statement of earnings with supplementary disclosures. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. The Company has adopted the provisions of SFAS no. 128 in its 1997 and 1996 financial statements. A reconciliation of factors entering into the computation of basic versus diluted earnings per-share is not necessary due to the anti-dilutive effect of any potential common shares on net loss per share.

LONG-LIVED ASSETS

In 1996, the Company adopted SFAS 121, Accounting for the impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations or that are expected to be generated by those assets are less than the carrying value of the assets. There were no impairment losses recorded in 1997 or 1996 as the result of adopting SFAS 121.

STOCK OPTIONS

In October 1995, the FASB issued SFAS 123, Accounting for Stock-Based Compensation. As permitted by SFAS 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations ("APB 25"), in accounting for stock-based awards to employees, and has made any proforma disclosures required by SFAS 123. Under APB 25, the Company has recorded compensation expense with respect to the issuance of certain compensatory non-qualified options (see Note
D). In addition, the Company has made certain other disclosures under SFAS 123 regarding pro-forma net loss and net loss per share amounts using the fair value method of valuing compensatory stock options.

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


A.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS ACTIVITY
     (CONTINUED)

RECENTLY ISSUED PRONOUNCEMENTS

In June 1997, the FASB issued SFAS 130, Reporting Comprehensive Income. The Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 130 during the first quarter of 1998, and does not expect the impact to be material.

In June 1997, the FASB issued SFAS 131, Disclosures about Segments of an Enterprise and Related Information. The Statement requires public business enterprises to report certain information about operation of segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS 131 will be effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS 131 in 1998.

CREDIT RISK

The Company's customers include individuals and companies that may be affected by changing economic conditions.

The Company "sells" its accounts receivable to a factoring company which pays up to 80% of current receivables immediately and retains 16% of all current receivables sold in reserve against future bad debts. The factoring company charges a fee of 4% to 8% of receivables submitted. The Company may be at risk for receivables that have been sold but not yet collected by the factoring company. At December 31, 1997 and 1996, this totaled approximately $98,101 and $58,586 (net of reserve), respectively.

RECLASSIFICATION

Certain 1996 amounts have been reclassified to conform with the 1997 presentation.

B.   NOTES PAYABLE

Short-term notes payable and the carrying value of collateral at December 31, 1997 and 1996 is as follows:

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


                                                    Net Carrying Value     Note Balance at      Note Balance at
                                                      of Collateral       December 31, 1997    December 31, 1996
                                                    ------------------    -----------------    -----------------
Notes payable to shareholders, no stated
    interest due on demand, unsecured                    $   --                $157,851              $ 33,275

Notes payable to employees, non-interest
    bearing, due on demand, unsecured                        --                    --                   8,800

Bank revolving line-of-credit, $30,000
    limit, at 11% interest annually for
    working capital                                          --                  29,804                29,199
                                                         --------              --------              --------
                                                         $      0               187,655              $ 71,274
                                                         ========              ========              ========

C.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

                                                    Net Carrying Value     Note Balance at      Note Balance at
                                                      of Collateral       December 31, 1997    December 31, 1996
                                                    ------------------    -----------------    -----------------
Notes payable to shareholders, interest from                                                   (Restated - Note J)
    8.91% to 17.11%, monthly payments of
    $231 to $2,500 and balloon payments
    due of $24,013 to $75,000  in 1998,
    unsecured, due dates - 1998 through
    2027                                                $     --             $  590,418            $  487,775

Notes payable to banks, interest ranging from
    9.25% to 12.40%, due dates ranging from
    1998 to 2006, monthly payments ranging
    from $170 to $1,834 with a balloon
    payment due in 1998 ($51,134), secured
    by vehicles, equipment  and real estate                703,061              138,162               230,305

Notes payable to vehicle finance companies,
    interest ranging from 3.9% to 16% per
    annum, payments from $264 to $851 per
    month, due from 1999 to 2002                            84,409               82,783                75,835

Notes payable to individuals, interest at 12%
    per annum, payment at $677 per month,
    due 2011, collateralized by real estate                 56,095               53,797               125,327

Note payable to bank, guaranteed by the Small
    Business Administration, 11.25% per
    annum, monthly payments of $1,298,
    collateralized by all buildings and
    equipment of Protech, Inc., due 2112                   206,453              112,850               149,458

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

Capital lease obligations, for vehicles
    effective interest of 12% to 25.92% per
    annum, monthly payments of $72 to
    $5,975, lease terms of 24 to 39 months,
    ending in 2000 (Note I)                                296,436              306,029               172,221
                                                        ----------           ----------            ----------
                                                        $1,346,454            1,284,039             1,240,921
                                                        ==========

Less current portion                                                            370,855               229,387
                                                                             ----------            ----------
                                                                             $  913,184            $1,011,534
                                                                             ==========            ==========


Future minimum lease payments of capital lease obligations for the five years succeeding December 31, 1997 are as follows:

              1998                                           199,806
              1999                                           117,478
              2000                                             5,610
                                                           ---------
                                                             322,894

              Less amounts representing interest              16,865
                                                           ---------
              Principal payments                           $ 306,029
                                                           =========

Maturities of long-term debt (excluding capital leases) for the five years succeeding December 31, 1997 are $422,589 in 1998, $125,028 in 1999, $80,061 in
2000, $61,665 in 2001 $57,679 in 2002 and $418,645, thereafter.

D.   SHAREHOLDERS' EQUITY

The Company has issued 700,866 shares of its no-par common stock to two of its key officers in lieu of interest for two loans with the Company totaling $154,975 (see note C). The loans have no stated term but are expected to be repaid within five years. The Company has recorded debt issue costs totaling $97,446 in 1996 related to the issuance equal to the value of the shares issued in lieu of interest. The average issuance price of shares issued through the date of the loans was used in the computation of the value of the shares issued. Unamortized debt issuance costs are amortized over the remaining five years, assuming an interest rate of 12 1/4% per annum.

As of December 31, 1997, the Company had issued a total of 42,235 shares in lieu of wages and rent valued at $152,000 which has been charged to operations.

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

D.   SHAREHOLDERS' EQUITY (CONTINUED)

The Company has reserved 1,500,000 shares of common stock for adoption of an incentive stock option plan for its employees. The options vest immediately and expire within 10 years of the date of grant (2006). As of December 31, 1997, and 1996, 470,007 options had been granted under this plan at an option price of $2.40 per share. The Company has reserved 500,000 shares of common stock for the adoption of a non-qualified stock option plan. In July, 1997, 400,000 non-qualified compensatory options were granted under this plan, with immediate vesting, exercisable for up to ten years, at $.01 per share. Accordingly, the Company recorded compensation expense of $1,396,000 for the difference between the strike price and the fair value of the underlying stock ($3.50 per share) at the date of grant using the intrinsic value based method of accounting prescribed by APB opinion No. 25, and as permitted under SFAS statement 123 - Accounting for Stock Based Compensation.

As permitted by SFAS 123, the Company used the Black-Scholls method of computing the fair value of options at the date of grant. Accordingly, pro-forma amounts using the fair value method of reporting compensatory options are the same as reported under APB opinion No. 25. The weighted average risk-free interest rate used to estimate the fair value was 5.59%, with no expected dividends.

In 1996, the Company had granted 83,333 warrants for the purchase of common stock to an equipment lessor at an exercise price of $2.40 per share as part of its lease agreement. These warrants may be exercised within one year from the date of first funding and expire in 2006. No services were rendered as consideration for these warrants. In addition, the Company has issued warrants for the purchase of 5,000 shares of common stock to a soliciting dealer in consideration for services rendered in connection with the offering of Series A Preferred Stock outlined below. The warrants entitle the holder to acquire common stock for $5.00 per share exercisable before June, 2002. The value of these warrants at the date of grant was estimated to be approximately $2,400.

On June 30, 1997, the Company commenced a private placement offering for 142,857 shares of common stock at $3.50 per share. The offering expired on December 31, 1997. Under the terms of the offering, each share was entitled to a warrant for the purchase of one share of common stock at $6.00 per share, exercisable before July, 2000. At December 31, 1997, 124,407 warrants were granted under the offering.

As of December 31, 1997, the Company had issued 64,410 shares of 10%, $.001 par value, cumulative, convertible Series A Preferred Stock as part of a 150,000 share offering at $10.00 per share. The preferred shares are convertible at any time to common stock at a rate of one to 1.093585771. The preferred shares carry voting rights. The shares carry liquidation preferences at $10.00 per share plus an amount equal to all accumulated and unpaid dividends. The Company has the option to call the Series A Preferred Stock for redemption at any time. The price to the holders of the Series A Preferred Stock by Venturi for any such redemption shall equal $11.00 per share plus any accrued or unpaid dividends to the date of the call for redemption. Such redemption price shall, at the option of the holder of the shares, either be paid in cash or in common stock at a conversion rate of 1.093585771 of common stock for each share of Series A Preferred Stock. Holders of the Series A Preferred Stock are entitled to receive, when declared by the Board of Directors, cumulative cash dividends of $1.00 per share annually, in priority to common stock dividends. As of December 31, 1997, the Company had paid $36,892 in preferred dividends and was obligated for $17,918 in preferred dividends in arrears, representing a total of $54,810 in preferred dividends declared in 1997. The Company declared a total of $9,890 in preferred dividends in 1996. Accordingly, these amounts were used in arriving at income available to common shareholders in computing earnings per share. The Company has

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


D.   SHAREHOLDERS' EQUITY (CONTINUED)

the option to call the Series A Preferred Stock for redemption at any time at a redemption price of $11.00 per share plus any unpaid dividends. The redemption may be paid in cash or converted to common stock at a conversion rate of one share of common stock for each share of preferred stock, at the option of the holder. Each share of preferred stock includes a warrant to acquire one share of common stock for $5.00 exercisable before June, 2002. In December 1997, the Company commenced a private placement of 300,000 shares of 6% Series B, cumulative, convertible Preferred Stock (315,000 shares authorized) to Entrepreneurial Investors, Ltd. The placement is to occur in three phases as follows:

         - Phase I for 200,000 shares at $5.00 per share on or before December 31, 1997.

         - Phase II for 50,000 shares at $20.00 per share or before March 31, 1998.

         - Phase III for 50,000 shares at $20.00 per share on or before June 30, 1998.

The shares have a cumulative dividend of 6% per annum, payable on a quarterly basis with shares of common stock based on the 30 day average closing bid price of the common stock prior to the dividend date. As of December 31, 1997, the Company had not paid and was not obligated for any Series B preferred dividends. Each share of preferred stock is convertible into five shares of common stock. The shares carry liquidation preferences of $10.00 per share plus all accumulated and unpaid dividends. Prior to December 31, 1997, the Company had issued 200,000 shares under Phase I of the agreement for $1,000,000. Under a subscription agreement, the Company received $870,000 of the proceeds shortly after year-end with the remaining $130,000 used to pay commissions to Equity Services, Ltd (ESL) for commissions, legal fees and expenses. These costs have been included in general and administrative expenses in 1997.

Concurrent with each phase of the offering, the Company is obligated to issue 5,000 additional shares at $5.00 per share to ESL as additional payment of fees and expenses. At December 31, 1997, 5000 shares were issued to ESL for these services which have been charged to operations.

As part of the offering, the Company has agreed to grant to ESL, 50,000 options to acquire common stock upon the completion of each phase of the offering at an option price of $3.00 per share.

The Company has not declared, nor paid any common stock dividends for 1997 or 1996. The options, warrants, and convertible preferred stock instruments mentioned above are all securities potentially dilutive in future periods and were not included in the computation of earnings per share in 1997 and 1996 because they are considered anti-dilutive in periods when the Company reports losses from continuing operations. Subsequent to year-end, the Company has commenced additional placements of common and preferred stock bearing warrants and options (see Note H).

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


E.   RELATED PARTY TRANSACTIONS

The Company has entered into several notes payable with officers and shareholders of the Company. The amounts and terms of these notes are disclosed in Note C.

At December 31, 1997 and 1996, the Company had accrued management fees to certain officers and shareholders of the Company of $54,952 and $5,000 respectively. The Company paid management fees of $137,048 in 1997 and $263,000 in 1996 to these officers or to entities owned principally by them. These fees were for services rendered by the officers in lieu of wages and, in some cases, the fees were paid to the same officers owed under notes payable outlined in Note C.

In 1997, the Company paid $39,628 in fees to an accounting firm which is owned by an officer and shareholder of the Company.

The Company issued 14,285 common shares in 1996, together with warrants to purchase additional common shares (see Note D), to the Company's primary equipment lessor for $25,000 as part of a lease agreement between the parties. The Company also paid rent in 1997 of $24,500 with 7,000 shares of the Company's common stock. This shareholder was paid a total of $48,000 in cash and common stock in 1997 for facilities used by the Company. In 1997, the Company paid $3,400 in commissions to a shareholder who brokered a significant vehicle lease agreement for the Company. The Company also paid $15,000 to a shareholder for a research study of the Company's carpet cleaning solution.

During 1997, the Company's president opened a personal checking account which was used to pay certain business expenses of the Company. Some company funds were deposited into this account to cover these expenses. As of December 31, 1997, the Company was owed approximately $18,000 from its president for excess funds deposited into the account.

F.   DISCONTINUED OPERATIONS

In January, 1996, the Company acquired the net assets of Dependable Janitorial and those of Dependable Carpet Cleaning by issuing 137,499 shares of its common stock. Late in 1996, the Company sold back the net assets of Dependable Janitorial in return for the recision of 91,666 shares. No gain or loss was recorded on the transaction as the value of the shares rescinded approximated the original acquisition value of the shares issued for Dependable Janitorial.

The operating results of the discontinued operations are as follows:

              Revenues                                                  $230,790
              Expenses, including depreciation expense of $13,500        154,036
                                                                        --------
                  Net income before taxes                                 76,754
              Income taxes                                                14,346
                                                                        --------
                  Net income                                            $ 62,408
                                                                        ========

After the sale, the Company retained the assets of Dependable Carpet Cleaning, which include vehicles and some computer equipment. The income from discontinued operations as disclosed on the statement of operations

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


F.   DISCONTINUED OPERATIONS (CONTINUED)

represents all of the income earned from operations in 1996 by the Company related to the operations of Dependable Janitorial.

G.   INCOME TAXES

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements to give effect to the resulting temporary differences which arise primarily for differences in accounting methods, the basis of fixed assets, and depreciation methods based on the income taxes expected to be payable in future years. Tax credits (if any) are accounted for by the flow-through method as a reduction of the current income tax provision.

There was no significant provision for federal or state income taxes for 1997 as the Company has incurred operating losses and there can be no assurance that the Company will realize the benefit of the resulting net operating loss carryforwards.

Income tax expense (benefit) for 1996 consists of:

                                     Current        Deferred          Total
                                    --------        --------        --------

From continuing operations:

Federal                             $(16,694)       $(49,843)       $(66,537)
State                                      0               0               0

From discontinued operations:

Federal                               14,346               0          14,346
State                                      0               0               0
                                    --------        --------        --------
    Total                           $ (2,348)       $(49,843)       $(52,191)
                                    ========        ========        ========

Components of deferred tax expense (benefit) consists of:

                                        Year Ended December 31
                                        1997               1996
                                    -----------        -----------

Depreciation differences            $   (10,061)       $    17,397
Cash to accrual adjustments             (63,099)           (34,989)
Stock based compensation               (488,600)              --
Net operating loss                     (862,409)          (318,361)
Valuation allowance                   1,424,170            286,110
                                    -----------        -----------
     Net deferred tax benefit       $         0        $   (49,843)
                                    ===========        ===========

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


G.   INCOME TAXES (CONTINUED)

Reconciliation of taxes at the federal statutory rate to income tax benefit:

                                                               Year Ended December 31
                                                               1997               1996
                                                           -----------        -----------

Tax benefit computed at the federal income tax
     rate of 35%                                           $(1,106,859)       $  (416,350)
Losses of enterprises passed through to shareholders
     in periods prior to combination                              --               76,999
Other                                                          (31,650)             1,050
Increase valuation allowance                                 1,138,509            286,110
                                                           -----------        -----------
     Net benefit                                           $         0        $   (52,191)
                                                           ===========        ===========

The Company has adopted the provisions of Financial Accounting Statement No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial operating and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when the differences are expected to reverse.

Due to the uncertainties surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets. The valuation allowance increased by approximately $1,138,000 during the year ended December 31, 1997 and by approximately $286,000 during the year ended December 31, 1996. The increase in the valuation allowance is due to the increase in the net operating loss carry forward.

The 1996 current tax benefit results from the carry-back to prior years income taxes of the net operating loss created in 1996. Future net operating loss carry-forwards may be limited by the provisions of IRC Section 382, which potentially limits the use of net operating losses after a significant change in ownership of an entity occurs.

Current tax expense for 1996 does not include the tax effects of the Protech, Inc. (Stone Maintenance) profit or loss, which was an S-Corporation through the date of its combination with the Company. Accordingly, taxable income prior to this date will be taxed to the former shareholders of Protech, Inc. Net operating loss carryforwards of $2,464,026 will expire in 2011 and 2012.

H.   SUBSEQUENT EVENTS

In February, 1998 the Company entered into lease financing agreement for the financing of trucks and carpet cleaning equipment in an amount of up to $3,000,000. The lease financing is scheduled to occur in three phases dependent upon the successful completion of each phase of the Series B preferred stock placement mentioned in note D. Each phase of the funding will consist of $1,000,000 to be paid in stages. The first phase was completed as of April 15, 1998. The Company has granted warrants under the agreement for the purchase of common shares equal to 6 1/4% of the fully diluted shares of common stock outstanding exercisable within ten years at a strike price of $.05 per share.

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


H.   SUBSEQUENT EVENTS (CONTINUED)

Shortly after year end, the Company received $870,000 for the issuance of 200,000 shares of Preferred Stock in 1997 under a subscription arrangement (see Note D). Under phase two of the Series B preferred stock agreement (see Note D), the Company has issued 50,000 shares of preferred stock since December 31, 1997 for $20.00 per share and an additional 5,000 shares of preferred stock at 5.00 per share to ESL for commission fees and services. Concurrent with the completion of phase two of the agreement, the Company has granted another 50,000 options for the purchase of common stock exercisable within five years for $3.00 per share. Phase three of the agreement is expected to take place prior to June 30, 1998 which will involve the issuance of another 50,000 shares for $5.00 per share, and the grant of another 50,000 options exercisable for five years at a strike price of $3.00 per share.

Effective January 15, 1998, the Company commenced a private placement offering of up to 178,572 shares at $3.50 per share for total proceeds of $625,000. Each share of common stock purchased under the placement will be accompanied by a warrant to purchase an additional share of common stock for $6.00 per share exercisable before July 1, 2001. To date, the Company has issued 50,000 shares for $175,000 under the placement.

On March 31, 1998, the Company issued 4,000 shares of common stock in exchange for the net assets of Protech Carpet Cleaning (not Protech, Inc.), another carpet cleaning business located in Riverton, Utah.

On April 30, 1998, the Company issued 7,500 shares of common stock in exchange for the net assets of Complete Carpet Service located in Dallas, Texas. Both acquisitions were made pursuant to the Company's strategy of growth through acquisition. It is anticipated that these acquisitions will be accounted for under the pooling of interest method of accounting. Pro forma net loss for 1997 and 1996 as if these mergers had occurred at January 1, 1996 is $3,091,127 and $1,099,186, respectively.

The Company was obligated to authorize the issuance of 1,000,000 shares of 6% Cumulative, Convertible NonVoting Series C Preferred Stock at a purchase price of $2.05 per share under a stock purchase agreement dated April 10, 1998. Under the agreement, the Company has granted options for the purchase of additional shares exercisable within five years from the date of closing. For every two shares of Series C Preferred Stock purchased, the Series C Preferred Shareholders received one warrant to acquire common stock at a price of $2.05 per share.

The Company has also issued 150,000 shares of common stock in lieu of cash for consulting services rendered in 1998.

                           VENTURI TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


I.   LEASE COMMITMENTS AND CONTINGENCIES

The Company leases vehicles, which are recorded in the financial statements as capitalized leases (see Note C). Total amortization of leased vehicles included in depreciation expense is $73,583 for 1997 and $15,263 for 1996.

The Company also leases office space and certain equipment under cancelable and non-cancelable lease arrangements accounted for as operating leases. Rent expense under these leases was $83,820 in 1997 and $71,357 in 1996. Future minimum payments under non-cancelable lease arrangements for the next five years are as follows: $90,360 in 1998, $57,300 in 1999, $49,350 in 2000, and $12,000
in 2001.

The Company is currently defending a lawsuit brought by owners of a once prospective merger candidate. The plaintiffs are asserting damages of $2,500,000 for violation of Texas Securities laws. As of the date of this report, the Company has not answered the plaintiff's complaint, but intends to do so and to vigorously pursue a counterclaim against the plaintiff for misrepresentations made to induce the Company to acquire the plaintiffs company. Both the Company's management and its legal counsel believe the plaintiff will not recover a material judgement against the Company.

J.   RESTATEMENT OF 1996 FINANCIAL STATEMENTS AND PRIOR PERIOD ADJUSTMENTS

In 1996, the Company acquired the net assets of Protech, Inc. (Stone Maintenance) under a business combination accounted for as a pooling of interests. The Company issued common stock for the common shares of Protech and included the assets, liabilities and historical operations of Protech in its combined audited financial statements for the year ended December 31, 1996. Subsequent to December 31, 1996, the Company concluded that several debt instruments owing to the former owner of Protech were inadvertently excluded from the 1996 balance sheet. The loans dated back to 1994 and earlier years when Protech was using personal debt of the former owner to fund operations. The Company did not adjust the number of shares given in the exchange and equivalent shares received did not change. However, the Company did agree to acquire the additional liabilities as an adjustment to the value of shares given in the exchange. Beginning 1996 retained earnings has been restated to reflect the loans by $326,799. In addition, 1996 net loss has been increased by $10,991 to restate 1996 revenues for immaterial loan proceeds originally accounted for on Protech's financial statements as revenues.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

TABLE OF CONTENTS

Prospectus Summary.
Risk Factors.
Use of Proceeds
Dividend Policy
Dilution.
Capitalization.
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business of Venturi
Management.
Principal and Converting Stockholders.
Description of Securities
Shares Eligible for Future Sale
Plan of Distribution.
Available Information

Index to Financial Statements...........................................    F-1

UNTIL [DATE], 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

                                 [COMPANY LOGO]
                        1,954,862 SHARES OF COMMON STOCK
                                   PROSPECTUS
                                  July 29, 1998

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and the Bylaws of the Registrant contain provisions providing for the indemnification by the Registrant of all past and present directors, officers, employees or agents of the Registrant. Such parties are indemnified from and against any and all liability and expense that may be imposed upon or incurred by such person in connection with or resulting from any claim, action, suit, or proceeding, civil or criminal, in which the person has become involved, as a party or otherwise, by reason of being or having been a director, officer or employee of the corporation, whether or not the person continues to be such at the time of such liability or expense shall have been imposed or incurred. However, no such director, officer or employee shall be entitled to claim such indemnity with respect to any matter as to which there shall have been a final adjudication that the person has committed or allowed some act or omission, (a) otherwise than in good faith in what the person considered to be the best interests of the corporation, and (b) without reasonable cause to believe that such act or omission was proper and legal. In addition, there shall be no indemnity in the event of a settlement of such claim, action, suit, or proceeding unless (a) the court having jurisdiction of the matter shall have approved of such settlement with knowledge of the indemnity provided in the Articles, or (b) a written opinion of independent legal counsel, selected by or in manner determined by the Board of Directors, shall have been rendered substantially concurrently with such settlement. A conviction or judgment (whether based on a plea of guilty, or nolo contendere or its equivalent, or after trial) in a criminal action, suit or proceeding shall not be deemed an adjudication that such director, officer or employee has committed or allowed some act or omission as provided above if independent legal counsel, selected as set forth above, shall substantially concurrently with such conviction or judgment give to the corporation a written opinion that such director, officer or employee was acting in good faith in what he or she considered to be the best interests of the corporation or was not without reasonable cause to believe that such act or omission was proper and legal.

The specific provisions of the Articles of Incorporation of the Registrant with respect to the indemnification of directors and officers are as follows:

ARTICLE IX - LIMITATION OF LIABILITY OF OFFICERS OR DIRECTORS: The personal liability of a director or officer of the corporation to the corporation or the Stockholders for damages for breach of fiduciary duty as a director or officer shall be limited to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

ARTICLE X - INDEMNIFICATION: Each director and each officer of the corporation may be indemnified by the corporation as follows:

         (a) The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order settlement, conviction or upon a plea of nolo contendere or its equivalent, does not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (b) The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

         (d) Any indemnification under subsections (a) and (b) unless ordered by a court or advanced pursuant to subsection (e), must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

              (i)    By the stockholders;

              (ii) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suite or proceeding;

              (iii) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

              (iv) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         (e) Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         (f) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

              (i) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection (b) or for the advancement of expenses made pursuant to subsection (e) may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

              (ii) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The specific provisions of the Bylaws with respect to indemnification of directors and officers are as follows:

                                   ARTICLE VII
                                 INDEMNIFICATION

         Section 7.01 Indemnification. The corporation shall, unless prohibited by Nevada Law, indemnify any person (an "Indemnitee") who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, including without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor (collectively, a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, against all Expenses and Liabilities actually and reasonably incurred by him in connection with such Proceeding. The right to indemnification conferred in this Article shall be presumed to have been relied upon by the directors, officers, employees and agents of the corporation and shall be enforceable as a contract right and inure to the benefit of heirs, executors and administrators of such individuals.

         Section 7.02 Indemnification Contracts. The Board of Directors is authorized on behalf of the corporation, to enter into, deliver and perform agreements or other arrangements to provide any Indemnitee with specific rights of indemnification in addition to the rights provided hereunder to the fullest extent permitted by Nevada law. Such agreements or arrangements may provide (i) that the Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, must be paid by the corporation as they are incurred and in advance of the final disposition of any such action, suit or proceeding provided that, if required by Nevada Law at the time of such advance, the officer or director provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such individual is not entitled to be indemnified against such expenses (iii) that the Indemnitee shall be presumed to be entitled to indemnification under this Article or such agreement or arrangement and the corporation shall have the burden of proof to overcome that presumption, (iii) for procedures to be followed by the corporation and the Indemnitee in making any determination of entitlement to indemnification or for appeals therefrom and
(iv) for insurance or such other Financial Arrangements described in Paragraph
7.02 of this Article, all as may be deemed appropriate by the Board of Directors at the time of execution of such agreement or arrangement.

         Section 7.03 Insurance and Financial Arrangements. The corporation may, unless prohibited by Nevada Law, purchase and maintain insurance or make other financial arrangements ("Financial Arrangements") on behalf of any Indemnitee for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. Such other Financial Arrangements may include (i) the creation of a trust fund, (ii) the establishment of a program of self-insurance, (iii) the securing of the corporation's obligation of indemnification by granting a security interest or other lien on any assets of the corporation, or (iv) the establishment of a letter of credit, guaranty or surety.

         Section 7.04. Definitions. For purposes of this Article:

                  Expenses. The word "Expenses" shall be broadly construed and, without limitation, means (i) all direct and indirect costs incurred, paid or accrued, (ii) all attorneys' fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, (iii) all other disbursements and out-of-pocket expenses, (iv) amounts paid in settlement, to the extent permitted by Nevada Law, and (v) reasonable compensation for time spent by the Indemnitee for which he is otherwise not compensated by the corporation or any third party, actually and reasonably incurred in connection with either the appearance at or investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under any agreement or arrangement, this Article, the Nevada Law or otherwise; provide, however, that "Expenses" shall not include any judgments or fines or excise taxes or penalties imposed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other excise taxes or penalties.

                  Liabilities. "Liabilities" means liabilities of any type whatsoever, including, but not limited to, judgments or fines, ERISA or other excise taxes and penalties, and amounts paid in settlement.

                  Nevada Law. "Nevada Law" means Chapter 78 of the Nevada Revised Statutes as amended and in effect from time to time or any successor or other statutes of Nevada having similar import and effect.

                  This Article. "This Article" means Paragraphs 7.01 through
         7.04 of these By-Laws or any portion of them.

                  Power of Stockholders. Paragraphs 7.01 through 7.04, including this Paragraph, of these ByLaws may be amended by the stockholders only by vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the entire number of shares of each class, voting separately, of the outstanding capital stock of the corporation (even though the right of any class to vote is otherwise restricted or denied); provided, however, no amendment or repeal of this Article shall adversely affect any right of any Indemnitee existing at the time such amendment or repeal becomes effective.

                  Powers of Directors. Paragraphs 7.01 through 7.04 and this Paragraph of these By-Laws may be amended or repealed by the Board of Directors only by vote of eighty percent (80%) of the total number of Directors and the holders of sixty-six and two-thirds percent (66-2/3%) of the entire number of shares of each class, voting separately, of the outstanding capital stock of the corporation (even though the right of any class to vote is otherwise restricted or denied); provided, however, no amendment or repeal of this Article shall adversely affect any right of any Indemnitee existing at the time such amendment or repeal becomes effective.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

All expenses of this offering are estimated as follows:

         SEC Registration Fee                        $  2,000
         Blue Sky fees and expenses                  $  3,000
         Printing and engraving expenses             $ 10,000
         Legal fees and expenses                     $ 70,000
         Accounting fees and expenses                $ 10,000
         Miscellaneous                               $  5,000
                     Total                           $100,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Within the past three years (since July 1, 1995), the Registrant sold securities without registration under Section 4(2) of the Securities Act of 1933, as amended (the "Act") as follows:

SECURITIES SOLD         NAMES OF INVESTORS            CONSIDERATION PAID
---------------         ------------------            ------------------
Series A Preferred      Don & Katherine Halsey        $12,500/$10.00 per share
                        Henry Ross                    $25,000/"
                        Pete & Angie Danna            $20,000/"
                        John Towers                   $2,500/"
                        Carroll Kennedy Burgess       $25,000/"
                        Theodore Tuinstra             $10,000/"
                        Leo Smith                     $15,000/"
                        Mary Kirk                     $10,000/"
                        Jerry & Mai Hamilton          $10,000/"
                        Robert Davidson               $25,000/"
                        Doug Rhone                    $25,000/"
                        Marjorie McCray               $35,000/"
                        J. Moyle                      $30,000/"

                        Henry Ross                              $10,000/"
                        David Sartain                           $12,500/"
                        Clyde Webb                              $25,000/"
                        Edward J. Gallatin                      $25,000/"
                        Vikki Munadeo                           $25,000/"
                        Wayne Farlow                            $21,000/"
                        Bill Sass                               $25,000/"
                        Raymond Earl Sloan                      $15,000/"
                        Paul B. Fletcher                        $20,000/"
                        Marybess Salvaggio                      $20,000/"
                        Bennett E. Greenfield                   $15,000/"
                        George E. Kugler                        $15,000/"
                        Rebecca J. Das                          $20,000/"
                        Robert D. Stephens, Jr.                 $25,000/"
                        George & Frances Tyler                  $15,000/"
                        Suelema M. Roman                        $25,000/"
                        Jack J. Stephens                        $13,000/"
                        Mickey Long                             $12,500/"
                        George R. Tyler                         $15,000/"
                        Sandi Kinney                            $13,000/"
                        Bruce Axtell                            $25,000/"

Series B Preferred      Entrepreneurial Investors, Ltd.         $2,000,000
                        Equity Services, Ltd.                   $0

Series C Preferred      CDL Emerging Growth Fund I, L.L.C.      $764,367.10

Common Stock            Ron & Leslie Rutledge                   $4,000
                        Rebecca Stahle                          $1,500
                        Erie Dekker                             Asset acquisition
                        Sentry Financial                        $25,000
                        Jerry Thomas                            Asset acquisition
                        William Thomas                          Asset acquisition
                        Jim Riley                               Asset acquisition
                        Alvin Childers                          Asset acquisition
                        Doug Gilbert                            Asset acquisition
                        June Thomas                             Asset acquisition
                        Aaron & Tami Pyfer                      $2,400
                        Kevin Pyfer                             $24,000
                        HPKK Family Trust                       $5,040
                        Claudeen Hill                           $8,208
                        Ronald Karren                           $42,075
                        American Pension:Ronald Karren          $7,925
                        Alan Bingham                            $1,200
                        Jim & Patrice Stone                     Asset acquisition
                        William Moore                           $12,000
                        Ray Lynn Jorgensen                      $1,500
                        Gregg Anderson                          $11,000
                        Scott Farrer                            $15,000
                        Bill Davidson                           $100,000
                        Bruce Axtell                            $185,000

                        Bryan Karren                            $1,500
                        Kevin Karren                            $1,000
                        Julie Karren                            $375
                        Darrell Karren                          $375
                        Leslie Ann Karren                       $375
                        Tim Woodard                             $1,500
                        Thomas Williams                         $5,000
                        The Priority Group                      $50,000
                        Dawn Baker                              $1,050
                        Richard Barnes                          $1,000
                        Adam Dunn                               $1,000
                        Brandon Horrocks                        $1,000
                        Robert Cless Karren                     $5,005
                        Stanley Kopesec                         $2,706
                        Professional Painting                   $50,001
                        Cochran, Lund & Davidson                $25,000
                        Kevin & Patti Pyfer                     $14,000
                        Stuart Starkey                          $5,000
                        Kirby Cochran                           $5,000
                        Brett Davis                             $1,000
                        The Priority Group                      $50,000
                        Brent Higginson                         $2,100
                        Jim & Patrice Stone                     $10,000
                        Riverbottom Hollow                      $24,500
                        Ned Karren                              $3,500
                        The Priority Group                      $56,575
                        Floyd & Patricia Fox                    $4,000
                        Joe Fox                                 $58,717
                        Louis Sacco                             $21,000
                        Benjamin Press                          $35,000
                        Jonelle Weber/Mark Cripe                $1,015
                        Robert E. Fellows                       $3,500
                        Margo Murphy                            $3,500
                        Doran Pratte                            $10,000
                        Jason Barker                            $301
                        Robert Barnes                           $1,201
                        Kevin Campbell                          $200
                        Keith Hexem                             $2,632
                        Tom Jensen                              $2,986
                        Jeremy Marini                           $959
                        Jim Stone                               $5,184
                        Chad Taylor                             $1,799
                        Marlane Wright                          $2,415
                        Doug Zibriskie                          $4,000
                        Jamie Zuniga                            $301
                        Dale Karren                             $2,261
                        Jaime Robles                            $1,560
                        Raul Robles                             $1,560
                        Leslie Rutledge                         $739
                        Bill Thomas                             $3,399
                        Bridge Whitmire                         $1,407

                        Tim Woodard                             $3,059
                        Blake Horrocks                          $5,131
                        Brandon Horrocks                        $3,521
                        Marsan Horrocks                         $1,701
                        Derrick Pyper                           $1,421
                        Susan Rittimann                         $2,293
                        Debbie Taylor                           $2,786
                        Eric Iverson                            $1,106
                        Jerry Thomas                            $2,751
                        John Hawkes                             $949
                        Vickie Johnson                          $2,163
                        Bo Hopkins                              $480
                        Kevin Karren                            $2,951
                        Joel Karren                             $2,034
                        Ed Norton                               $4,501
                        Randy Norton                            $718
                        Brandon Paris                           $399
                        Nate Robins                             $511
                        John Hopkins                            $16,002
                        Gaylord Karren                          $16,002
                        Shane Karren                            $480
                        Cless Karren                            $5,005
                        Ron Karren                              $15,000
                        Doug Zibriskie                          $2,000
                        Bill Maxwell                            $0
                        Jim Stone                               $0
                        L. G. Rose                              Fees
                        Darin Yancey                            $2,500
                        Marvin Yancey                           $10,000
                        Mike Cox                                $4,500
                        Protech Carpet                          Asset acquisition
                        Complete Carpet Care                    Asset acquisition
                        Reed Buley                              $10,000
                        Floyd & Patricia Fox                    $4,000
                        Capital Solutions                       Fees
                        Capital Solutions, Inc.                 $0
                        Delta Financial Solutions, Inc.         $0

ITEM 27. EXHIBITS

EXHIBIT NO.   DESCRIPTION

3.0 Articles of Incorporation of Venturi Technologies, Inc. (Nevada), as amended
3.1           Bylaws of Venturi Technologies, Inc.
3.2 Amended and Restated Articles of Incorporation of Venturi Technologies, Inc. (Texas) dated 5-23-96
3.3           Articles of Incorporation of Action Venturi Technology, Inc. dated
              8-15-94
3.4           Bylaws of Action Venturi Technology, Inc.

3.5           Articles of Incorporation of T-Co Manufacturing, Inc. dated 5-8-97
4.0           Specimen Stock Certificate
4.1 Articles of Incorporation of Venturi Technologies, Inc. (Nevada), as amended pp. 4-5 (See above Exhibit 3.0)
4.2           Bylaws of Venturi Technologies, Inc., pp. 12-13 (See above
              Exhibit 3.1)
4.3 Certificate of Designation of Preferences, Limitations, and Relative Rights for Venturi Technology Enterprises, Inc. for Series A and Series B Preferred Stock dated 12-24-97
4.4 Action by Unanimous Written Consent of the Board of Directors of Venturi Technologies Inc. Creating Series C Preferred Stock dated 7-98 with Exhibit
4.5           Registration Rights Agreement with Equity Services, Ltd. dated
              12-31-97
4.6           Registration Rights Agreement with Entrepreneurial Investors, Ltd.
              dated 12-31-97
4.7           Lock Up Agreement with Equity Services, Ltd. dated 12-23-97
4.8 Lock Up Agreement with Invest Linc Emerging Growth Equity Fund I, L.L.C. dated 7- 28-98
4.9           Master Equipment Financing Agreement with Sentry Financial Corp.
              dated 6-18-96
4.10          Master Lease Agreement with Northstar Capital LLC dated 2-17-98
5.0 Opinion Letter of Mackey Price & Williams Regarding Legality of Securities dated 7- 29-98
10.0 Dual Stock Option Plan between Venturi Technology Enterprises, Inc. and its key employees, officers, directors and consultants dated 7-97
10.1 Form Incentive Stock Option Agreement between Venturi Technology Enterprises, Inc. and its employees dated 1-1-97
10.2 Form Non-Statutory Stock Option Agreement between Venturi Technology Enterprises, Inc. and its consultants dated 7-1-97
10.3 Non-Statutory Stock Option Agreement between Venturi Technology Enterprises, Inc. and Merril Littlewood dated 7-1-97
10.4          Requirements Agreement with DT Enterprises dated 2-15-96
10.5 Exclusive Use and Purchase Agreement between Primacide, LLC and Venturi Technologies, Inc.
10.6          Placement Agent's Option Certificate with Equity Services, Ltd.
              dated 6-30-98
10.7 Agreement of Collateral between Gaylord Karren and John Hopkins and HiTek Carpet Care Inc. dated 3-97
10.8 Patent Application Assignment between John M. Hopkins and Venturi Technology Enterprises, Inc. dated 12-22-97
10.9 Patent Application Assignment between Gaylord Karren and Venturi Technology Enterprises, Inc. dated 12-22-97
10.10 Patent Assignment between John M. Hopkins and Venturi Technology Enterprises, Inc. dated 12-22-97
10.11 Verified Statement Claiming Small Entity Status by John M. Hopkins dated 3-17-97
10.12 Verified Statement Claiming Small Entity Status by Gaylord Karren dated 3-17-97
10.13         Master Equipment Financing Agreement with Sentry Financial Corp.
              dated 6-18-96 (See above Exhibit 4.9)
10.14 Master Lease Agreement with Northstar Capital LLC dated 2-17-98 (See above Exhibit 4.10)
10.15 Warrant Purchase Agreement between Northstar Capital, LLC and Venturi Technology Enterprises, Inc. dated 2-17-98
10.16 Letter from Capital Partners Extending Lease Funding to Venturi Technology Enterprises, Inc. dated 5-7-98

10.17 Agreement of Purchase and Sale of Assets between Bill Thomas, d.b.a. T-Co Carpet Cleaning and T-Co Heating Systems, and Venturi Technologies, Inc. dated 3-96
10.18 Agreement of Purchase and Sale of Assets between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc. dated 3-31-98
10.19         Bill of Sale and Assignment between Michael Shurtliff, d.b.a.
              Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc.
10.20 Liabilities Undertaking between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc. dated 4-98
10.21 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc. dated 4-98
10.22         Agreement of Purchase and Sale of Assets between Reed T. And Lana
              B. Buley, d.b.a. Complete Carpet Service, and Venturi Technology Enterprises, Inc. dated 4-30-98
10.23 Bill of Sale and Assignment between Reed T. and Lana B. Buley and d.b.a. Complete Carpet Service Venturi Technology Enterprises, Inc.
10.24         Liabilities Undertaking between Reed T. and Lana B. Buley d.b.a.
              Complete Carpet Service and Venturi Technology Enterprises, Inc. dated 4-98
10.25 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking between Reed T. and Lana B. Buley d.b.a. Complete Carpet Service and Venturi Technology Enterprises, Inc. dated 4-98
10.26 Letter of Intent re: Proposed Acquisition by Venturi Technology Enterprises, Inc. of Carpet and Upholstery Cleaning Assets of Daniel M. Levine
10.27 Agreement of Purchase and Sale of Assets between Daniel M. and Kathleen L. Levine, d.b.a. All Valley Carpet, All Valley Carpet & Upholstery and All Valley Restoration Service, and Venturi Technology Enterprises dated 7-3-98
10.28         Bill of Sale and Assignment between Daniel M. and Kathleen L.
              Levine, d.b.a. All Valley Carpet, All Valley Carpet & Upholstery and All Valley Restoration Service, and Venturi Technology Enterprises, Inc.
10.29 Liabilities Undertaking between Daniel M. Levine, d.b.a. All Valley Carpet, All Valley Carpet & Upholstery and All Valley Restoration Service, and Venturi Technology Enterprises dated 7-3-98
10.30 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking between Daniel M. Levine and Venturi Technology Enterprises dated 7-3-98
10.31 Agreement of Purchase and Sale of Assets between Video Aire and Venturi Technology Enterprises, Inc. dated 6-30-98
10.32 Letter of Intent re: Proposed Acquisition of Assets between Dirt Free Carpet & Upholstry [sic] Cleaning Inc. and Venturi Technology Enterprises dated 6-29-98
10.33 Letter of Intent re: Proposed Acquisition of Assets between Rob Bleyl d.b.a. Disaster Plus and Venturi Technology Enterprises, Inc. dated 7-22-98
10.34 Letter of Intent re: Proposed Acquisition of Duct Cleaning Business of Bob L. Allen
10.35 Stock Purchase Agreement between CDL Capital Corp., CDL Emerging Growth Equity Fund I, L.L.C., Gaylord Karren and John Hopkins, and Venturi Technology Enterprises dated 4-10-98
10.36 Placement Agreement of Venturi Technology Enterprises, Inc. with Equity Services, Ltd. dated 12-31-97

10.37 Investor Subscription Agreement of Venturi Technology Enterprises, Inc. with Entrepreneurial Investors, Ltd. dated 12-31-97
10.38 Soliciting Dealer Agreement between Dominion Capital and Venturi Technologies, Inc. dated 8-9-96
10.39         Agreement and Plan of Reorganization of Venturi Technologies, Inc.
              and HiTek Carpet Care Inc. dated 5-15-97
10.40 Stock-for-Stock Reorganization Agreement between HiTek Carpet Care, Inc. and shareholders of Venturi Technologies, Inc. dated 6-9-97
10.41 Promissory Note between HiTek Carpet Care, Inc. and Venturi Technologies, Inc. dated 5-31-97
10.42 Business and Financial Advisory Agreement between CDL Capital Corp. And Venturi Technology Enterprises, Inc. dated 3-10-98
10.43 Application for Certificate of Authority to Transact Business in Texas by Venturi Technology Enterprises, Inc.
21.0          Subsidiaries of Venturi Technologies, Inc.
23.0          Consent of Mackey Price & Williams dated 7-29-98
23.1          Consent of Independent Accountants dated 7-21-98


ITEM 28. UNDERTAKINGS

A.       Undertaking pursuant to Rule 415.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                       (iii) Include any material information with respect to
                  the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

B.       Undertaking in respect of indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Orem, Utah, as of the 28th day of July, 1998.


                                            VENTURI TECHNOLOGIES, INC.



                                            By: /s/ Gaylord Karren
                                                --------------------------------
                                                Gaylord Karren, Chairman and
                                                Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                        TITLE                              DATE
---------                                        -----                              ----

                                      Chairman of the Board
/s/ Gaylord Karren                    Chief Executive Officer and Director
-------------------------------

/s/ John Hopkins                      President and Director
-------------------------------

/s/ Merril L. Littlewood              Chief Financial Officer
-------------------------------       and Treasurer

/s/ Kim Peterson                      Controller
-------------------------------

                                 EXHIBIT INDEX


EXHIBIT NO.   DESCRIPTION

3.0 Articles of Incorporation of Venturi Technologies, Inc. (Nevada), as amended
3.1           Bylaws of Venturi Technologies, Inc.
3.2 Amended and Restated Articles of Incorporation of Venturi Technologies, Inc. (Texas) dated 5-23-96
3.3           Articles of Incorporation of Action Venturi Technology, Inc. dated
              8-15-94
3.4           Bylaws of Action Venturi Technology, Inc.

3.5           Articles of Incorporation of T-Co Manufacturing, Inc. dated 5-8-97
4.0           Specimen Stock Certificate
4.1 Articles of Incorporation of Venturi Technologies, Inc. (Nevada), as amended pp. 4-5 (See above Exhibit 3.0)
4.2           Bylaws of Venturi Technologies, Inc., pp. 12-13 (See above
              Exhibit 3.1)
4.3 Certificate of Designation of Preferences, Limitations, and Relative Rights for Venturi Technology Enterprises, Inc. for Series A and Series B Preferred Stock dated 12-24-97
4.4 Action by Unanimous Written Consent of the Board of Directors of Venturi Technologies Inc. Creating Series C Preferred Stock dated 7-98 with Exhibit
4.5           Registration Rights Agreement with Equity Services, Ltd. dated
              12-31-97
4.6           Registration Rights Agreement with Entrepreneurial Investors, Ltd.
              dated 12-31-97
4.7           Lock Up Agreement with Equity Services, Ltd. dated 12-23-97
4.8 Lock Up Agreement with Invest Linc Emerging Growth Equity Fund I, L.L.C. dated 7- 28-98
4.9           Master Equipment Financing Agreement with Sentry Financial Corp.
              dated 6-18-96
4.10          Master Lease Agreement with Northstar Capital LLC dated 2-17-98
5.0 Opinion Letter of Mackey Price & Williams Regarding Legality of Securities dated 7- 29-98
10.0 Dual Stock Option Plan between Venturi Technology Enterprises, Inc. and its key employees, officers, directors and consultants dated 7-97
10.1 Form Incentive Stock Option Agreement between Venturi Technology Enterprises, Inc. and its employees dated 1-1-97
10.2 Form Non-Statutory Stock Option Agreement between Venturi Technology Enterprises, Inc. and its consultants dated 7-1-97
10.3 Non-Statutory Stock Option Agreement between Venturi Technology Enterprises, Inc. and Merril Littlewood dated 7-1-97
10.4          Requirements Agreement with DT Enterprises dated 2-15-96
10.5 Exclusive Use and Purchase Agreement between Primacide, LLC and Venturi Technologies, Inc.
10.6          Placement Agent's Option Certificate with Equity Services, Ltd.
              dated 6-30-98
10.7 Agreement of Collateral between Gaylord Karren and John Hopkins and HiTek Carpet Care Inc. dated 3-97
10.8 Patent Application Assignment between John M. Hopkins and Venturi Technology Enterprises, Inc. dated 12-22-97
10.9 Patent Application Assignment between Gaylord Karren and Venturi Technology Enterprises, Inc. dated 12-22-97
10.10 Patent Assignment between John M. Hopkins and Venturi Technology Enterprises, Inc. dated 12-22-97
10.11 Verified Statement Claiming Small Entity Status by John M. Hopkins dated 3-17-97
10.12 Verified Statement Claiming Small Entity Status by Gaylord Karren dated 3-17-97
10.13         Master Equipment Financing Agreement with Sentry Financial Corp.
              dated 6-18-96 (See above Exhibit 4.9)
10.14 Master Lease Agreement with Northstar Capital LLC dated 2-17-98 (See above Exhibit 4.10)
10.15 Warrant Purchase Agreement between Northstar Capital, LLC and Venturi Technology Enterprises, Inc. dated 2-17-98
10.16 Letter from Capital Partners Extending Lease Funding to Venturi Technology Enterprises, Inc. dated 5-7-98

10.17 Agreement of Purchase and Sale of Assets between Bill Thomas, d.b.a. T-Co Carpet Cleaning and T-Co Heating Systems, and Venturi Technologies, Inc. dated 3-96
10.18 Agreement of Purchase and Sale of Assets between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc. dated 3-31-98
10.19         Bill of Sale and Assignment between Michael Shurtliff, d.b.a.
              Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc.
10.20 Liabilities Undertaking between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc. dated 4-98
10.21 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking between Michael Shurtliff, d.b.a. Protech Carpet Cleaning and Flood Restoration, and Venturi Technology Enterprises, Inc. dated 4-98
10.22         Agreement of Purchase and Sale of Assets between Reed T. And Lana
              B. Buley, d.b.a. Complete Carpet Service, and Venturi Technology Enterprises, Inc. dated 4-30-98
10.23 Bill of Sale and Assignment between Reed T. and Lana B. Buley and d.b.a. Complete Carpet Service Venturi Technology Enterprises, Inc.
10.24         Liabilities Undertaking between Reed T. and Lana B. Buley d.b.a.
              Complete Carpet Service and Venturi Technology Enterprises, Inc. dated 4-98
10.25 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking between Reed T. and Lana B. Buley d.b.a. Complete Carpet Service and Venturi Technology Enterprises, Inc. dated 4-98
10.26 Letter of Intent re: Proposed Acquisition by Venturi Technology Enterprises, Inc. of Carpet and Upholstery Cleaning Assets of Daniel M. Levine
10.27 Agreement of Purchase and Sale of Assets between Daniel M. and Kathleen L. Levine, d.b.a. All Valley Carpet, All Valley Carpet & Upholstery and All Valley Restoration Service, and Venturi Technology Enterprises dated 7-3-98
10.28         Bill of Sale and Assignment between Daniel M. and Kathleen L.
              Levine, d.b.a. All Valley Carpet, All Valley Carpet & Upholstery and All Valley Restoration Service, and Venturi Technology Enterprises, Inc.
10.29 Liabilities Undertaking between Daniel M. Levine, d.b.a. All Valley Carpet, All Valley Carpet & Upholstery and All Valley Restoration Service, and Venturi Technology Enterprises dated 7-3-98
10.30 Non-Competition, Confidentiality and Continuity of Business Dealings Undertaking between Daniel M. Levine and Venturi Technology Enterprises dated 7-3-98
10.31 Agreement of Purchase and Sale of Assets between Video Aire and Venturi Technology Enterprises, Inc. dated 6-30-98
10.32 Letter of Intent re: Proposed Acquisition of Assets between Dirt Free Carpet & Upholstry [sic] Cleaning Inc. and Venturi Technology Enterprises dated 6-29-98
10.33 Letter of Intent re: Proposed Acquisition of Assets between Rob Bleyl d.b.a. Disaster Plus and Venturi Technology Enterprises, Inc. dated 7-22-98
10.34 Letter of Intent re: Proposed Acquisition of Duct Cleaning Business of Bob L. Allen
10.35 Stock Purchase Agreement between CDL Capital Corp., CDL Emerging Growth Equity Fund I, L.L.C., Gaylord Karren and John Hopkins, and Venturi Technology Enterprises dated 4-10-98
10.36 Placement Agreement of Venturi Technology Enterprises, Inc. with Equity Services, Ltd. dated 12-31-97

10.37 Investor Subscription Agreement of Venturi Technology Enterprises, Inc. with Entrepreneurial Investors, Ltd. dated 12-31-97
10.38 Soliciting Dealer Agreement between Dominion Capital and Venturi Technologies, Inc. dated 8-9-96
10.39         Agreement and Plan of Reorganization of Venturi Technologies, Inc.
              and HiTek Carpet Care Inc. dated 5-15-97
10.40 Stock-for-Stock Reorganization Agreement between HiTek Carpet Care, Inc. and shareholders of Venturi Technologies, Inc. dated 6-9-97
10.41 Promissory Note between HiTek Carpet Care, Inc. and Venturi Technologies, Inc. dated 5-31-97
10.42 Business and Financial Advisory Agreement between CDL Capital Corp. And Venturi Technology Enterprises, Inc. dated 3-10-98
10.43 Application for Certificate of Authority to Transact Business in Texas by Venturi Technology Enterprises, Inc.
21.0          Subsidiaries of Venturi Technologies, Inc.
23.0          Consent of Mackey Price & Williams dated 7-29-98
23.1          Consent of Independent Accountants dated 7-21-98